     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 1997

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                       DATAMAX INTERNATIONAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    3577                   59-309-4679
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                               ----------------

            4501 PARKWAY COMMERCE BOULEVARD, ORLANDO, FLORIDA 32808
                                (407) 578-8007
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                 PETER D. ORR
            4501 PARKWAY COMMERCE BOULEVARD, ORLANDO, FLORIDA 32808
                                (407) 578-8007
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                WITH COPIES TO:
          MARK B. TRESNOWSKI                       MARK J. MACENKA
           KIRKLAND & ELLIS                TESTA, HURWITZ & THIBEAULT, LLP
        200 EAST RANDOLPH DRIVE          HIGH STREET TOWER, 125 HIGH STREET
        CHICAGO, ILLINOIS 60601              BOSTON, MASSACHUSETTS 02110
            (312) 861-2000                         (617) 248-7000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery to the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                      PROPOSED MAXIMUM
                                                          AGGREGATE
TITLE OF EACH CLASS OF                                 OFFERING PRICE         AMOUNT OF
SECURITIES TO BE REGISTERED                                (1)(2)         REGISTRATION FEE
------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share..............     $75,000,000           $22,727
------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Includes shares issuable upon exercise of options granted to the Underwriters to cover over-allotments, if any.
(2) Estimated solely for purposes of determining the registration fee.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION DATED MAY 30, 1997

PROSPECTUS
         , 1997
                                                                            LOGO
                        [LOGO OF DATAMAX INTERNATIONAL CORPORATION APPEARS HERE]

                                          SHARES

                       DATAMAX INTERNATIONAL CORPORATION

                                  COMMON STOCK

  Of the            shares of common stock, par value $0.01 per share (the
"Common Stock"), offered hereby,        shares are being sold by Datamax
International Corporation (the "Company" or "Datamax") and 1,000,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

  Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently estimated that the initial offering price
will be between $        and $        per share. See "Underwriting" for
information relating to the factors considered in determining the initial public offering price.

  Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "DMAX."

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                              PRICE      UNDERWRITING   PROCEEDS     PROCEEDS
                              TO THE    DISCOUNTS AND    TO THE   TO THE SELLING
                              PUBLIC    COMMISSIONS(1) COMPANY(2)  STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share.................   $             $             $            $
Total(3).................. $             $             $            $
--------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses of approximately $500,000, payable by the
    Company.
(3) Certain Selling Stockholders have granted to the Underwriters a 30-day
    option to purchase up to an aggregate of         additional shares, at the
    price to the public less underwriting discounts and commissions, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total price to the public, underwriting discounts and commissions
    and proceeds to the Selling Stockholders will be $      , $       and
    $      , respectively. See "Underwriting."

  The shares are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various conditions, including their right to reject orders in whole or in part. It is expected that delivery of the shares will be made on or about
             , 1997.

DONALDSON, LUFKIN & JENRETTE                 THE ROBINSON-HUMPHREY COMPANY, INC.
    SECURITIES
    CORPORATION

      [Graphic depicting the Company's products and applications thereof]



  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including the Consolidated Financial Statements and Notes thereto, included elsewhere in this Prospectus. As used herein, the terms "Company" and "Datamax" mean Datamax International Corporation, together with its subsidiaries and predecessor, unless the context otherwise requires. All references to the Company's fiscal years mean the year ended in February of the year indicated. Except as otherwise noted, all information contained in this Prospectus (i) assumes that the Underwriters' over-allotment option is not
exercised and (ii) assumes an initial public offering price of $      per
share.

                                  THE COMPANY

  Datamax designs, manufactures and markets the bar code industry's broadest line of thermal printers, including entry level, mid-range, high performance and specialty thermal bar code printers. The Company is also one of the world's highest volume manufacturers of thermal bar code printers, having shipped approximately 58,000 printers in fiscal 1997 and over 250,000 printers since 1989. The Company's products are distributed in more than 90 countries through over 190 resellers and OEMs. The Company also manufactures and markets an extensive range of bar code consumables (label and ribbon products) and a line of bar code verifiers, which are designed to ensure bar code label scannability and quality. Fiscal 1997 net sales were 61% thermal bar code printers, 23% consumables and 16% parts, verifiers and other related products and services.

  Bar coding technology allows users to capture, process and transmit data quickly, accurately and cost-effectively and has become the predominant technology in the automated identification and data collection ("Auto ID") market. The health care, manufacturing, retail, telecommunications and transportation and distribution industries and users in government and other non-commercial settings have adopted bar code technology to improve productivity and quality, to facilitate access to real-time information and to reduce costly errors. Many of these industries have mandated the use of industry specific bar code symbologies and label format standards and the Company expects this trend to continue. The Company believes that future bar code industry growth will be driven by further penetration into these and other existing markets as well as by the introduction of new bar code applications and technologies. The Company also expects that the rate of adoption of bar code technology in international markets will increase and that international markets will exhibit stronger growth than markets in North America. According to industry sources, 1996 worldwide shipments of bar code printers were estimated to be $1.4 billion ($762 million North America, $613 million international), with forecasted annual growth of 15% through 2000 (10% North America, 21% international). The 1996 worldwide bar code consumables market was estimated to be $1.7 billion ($1.0 billion North America, $700 million international), with forecasted annual growth of 19% through 2000 (14% North America, 24% international).

  The Company has grown rapidly over the past several years. The primary drivers of this growth were the introduction of new internally developed products, the expansion of existing product families, the expansion and strengthening of the Company's distribution network, particularly internationally, and the acquisition of a bar code consumables company. The Company's net sales grew from $56.7 million in fiscal 1995 to $95.2 million in fiscal 1997, a compound annual growth rate of approximately 30%. Approximately 70% of this growth was from internal sources, with the remaining 30% resulting from the acquisition.

  Since March 1993, the Company has invested heavily in research and development, has increased the number of its product families from three to fourteen, has introduced the Company's first high performance and specialty thermal bar code printers and has significantly expanded its line of bar code consumables. The Company's development efforts, combined with increased vertical integration and flexible manufacturing capabilities, have resulted in products that are designed and manufactured for reliability and performance, at a cost that allows the Company to provide superior value to customers. The Company strives to improve product design and reduce costs on an ongoing basis. The Company plans to continue to enhance the capabilities and quality of its current products and to develop and introduce new products to meet changing customer needs and developing industry standards.

  The Company's products are sold exclusively through indirect distribution channels, with over 190 systems integrators, distributors and value added resellers ("VARs," and collectively, "Resellers") and original equipment manufacturers ("OEMs") distributing the Company's products. The Company believes its exclusive use of indirect channels of distribution provides for optimal distribution of the Company's products because it offers superior profit opportunities for its Resellers, encourages OEMs to integrate Datamax products into their systems and minimizes marketing and pricing conflicts between the Company and its distribution channels. In addition, to allow OEMs to more easily configure Datamax products' internal programming language into the OEM's specific language, the Company developed and markets its proprietary Firmware Development Kit software. The Company believes that this product provides the Company a unique advantage over competitors in the OEM market. Datamax also is in the process of developing strategic relationships with several software providers as a part of its "Solutions Connection" program to enable the Company's customers to provide a more comprehensive range of solutions to end users.

                                  THE OFFERING

Common Stock Offered by the Company............           shares
Common Stock Offered by the Selling
 Stockholders.................................. 1,000,000 shares
  Total........................................           shares
Common Stock to be Outstanding after the
 Offering......................................           shares(1)
Use of Proceeds................................ To repay indebtedness outstanding under the Company's
                                                senior credit facilities and
                                                for general corporate purposes,
                                                including potential
                                                acquisitions. The Company will
                                                not receive any proceeds from
                                                the sale of the shares by the
                                                Selling Stockholders. See "Use
                                                of Proceeds."
Proposed Nasdaq National Market Symbol......... DMAX

--------------------
(1) After giving effect to (i) the issuance of shares of preferred stock and Common Stock upon the cashless exercise of warrants and (ii) the mandatory conversion of all of the Company's then outstanding shares of preferred stock into shares of Common Stock, collectively resulting in the net issuance of 6,172,720 shares of Common Stock (the "Offering Related Transactions"). Does not include 2,398,894 shares of Common Stock reserved for issuance under the Company's stock option plans, of which options to purchase 1,810,256 shares at a weighted average exercise price of $3.26 per share are outstanding as of May 30, 1997. Also does not include 500,000 shares reserved for issuance pursuant to the Company's employee stock purchase plan, none of which had been purchased as of May 30, 1997. The
    Company will have            shares of Common Stock outstanding on a fully
    diluted basis after giving effect to the Offering (at an assumed initial
    public offering price of $      per share) and the Offering Related
    Transactions.

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

                           PREDECESSOR                        DATAMAX
                          ------------- ----------------------------------------------------
                          TWELVE MONTHS                     YEAR ENDED
                              ENDED     ----------------------------------------------------
                          FEBRUARY 25,  FEBRUARY 28, FEBRUARY 28, FEBRUARY 29,  FEBRUARY 28,
                             1993(1)        1994         1995         1996          1997
STATEMENT OF OPERATIONS
 DATA:
                                (IN THOUSANDS, EXCEPT SHARE DATA AND PRINTERS SHIPPED)
 Net sales..............     $44,434      $47,600      $56,739      $67,762       $95,162
 Cost of sales..........      23,890       24,922       29,691       38,695        61,284
                             -------      -------      -------      -------       -------
 Gross profit...........      20,544       22,678       27,048       29,067        33,878
 General and
  administrative........       2,522        3,169        3,574        3,843(2)      5,546(2)
 Sales and marketing....       2,174        2,595        4,214        5,661         6,773
 Research and
  development...........         934        1,597        3,952        5,587         4,616
 Amortization of
  goodwill and other
  intangibles...........         --         2,455        2,566        2,613         2,838
 Write-off of goodwill
  and other intangibles.         --           --           --         2,071           --
 Stock option
  compensation(3).......         --         2,351          262          722         2,168
                             -------      -------      -------      -------       -------
 Income from continuing
  operations before
  interest, taxes and
  other income..........      14,914       10,511       12,480        8,570        11,937
 Interest and other
  expense, net..........          85        4,808        5,280        5,100         5,096
                             -------      -------      -------      -------       -------
 Income from continuing
  operations before
  income taxes..........      14,829        5,703        7,200        3,470         6,841
 Income tax expense.....         --         2,101        2,343        1,201         2,374
                             -------      -------      -------      -------       -------
 Income from continuing
  operations(4).........     $14,829      $ 3,602      $ 4,857      $ 2,269       $ 4,467
                             =======      =======      =======      =======       =======
 Income per common share
  from continuing
  operations(4).........         --       $  0.54      $  0.53      $  0.24       $  0.47
 Weighted average shares
  outstanding...........         --         6,714        9,139        9,511         9,583
PRO FORMA DATA(5):
 Interest and other
  expense (income), net.         --           --           --           --        $   (28)
 Net income.............         --           --           --           --          7,054
 Net income per common
  share.................         --           --           --           --        $
 Weighted average shares
  outstanding...........         --           --           --           --
OTHER DATA
 EBITDA(6)..............     $15,810      $15,515      $15,793      $14,892       $18,445
 Printers shipped.......         N/A       36,140       44,300       49,500        57,800

                                                                      FEBRUARY 28, 1997
                                                                  --------------------------
                                                                                     AS
                                                                     ACTUAL     ADJUSTED(5)
BALANCE SHEET DATA:
                                                                        (IN THOUSANDS)
 Cash............................................................   $ 1,760       $10,147
 Working capital.................................................    13,257        26,510
 Total assets....................................................    78,971        87,358
 Total debt(7)...................................................    37,124         1,555
 Stockholders equity.............................................    30,195        75,505

--------------------
(1) Data relating to the statement of operations of the Company's predecessor, Fargo Electronics, Inc. ("Fargo"), for the twelve months ended February 25, 1993, include results of operations for product lines not acquired by the Company. Net sales adjusted to exclude sales of product lines not acquired by the Company would have been approximately $42.4 million for the twelve months ended February 25, 1993. The Company believes that the adjustment to eliminate the results of operations for the product lines not acquired would not have a material effect on the summary historical and pro forma financial and other data presented herein. The capital structure of the Company subsequent to February 26, 1993, the date of the Fargo acquisition, differed from that of Fargo. As a result, income per common share from continuing operations and weighted average shares outstanding are not presented for the Predecessor. Fargo operated during the twelve months ended February 25, 1993, as an S corporation and therefore was not subject to federal and certain state income taxes at the corporate level.

(2) General and administrative includes expenses of $849,000 in fiscal 1996 related to the preparation and filing of a registration statement which was subsequently withdrawn and expenses of $884,000 in fiscal 1997 for severance costs associated with two executive officers, including the Company's former Chief Executive Officer, and costs associated with replacing the Company's former Chief Executive Officer.
(3) In fiscal 1994 through 1997, the Company incurred non-cash charges to earnings related to compensatory stock options. Stock option compensation is recorded based upon the difference between the option exercise price and the fair market value of the underlying stock measured at the grant date. In fiscal 1994, as a result of modifications to certain existing stock options and as a result of the grant of certain new options to employees, the Company incurred non-cash compensation cost of $3.3 million that was expensed over the three year period from fiscal 1994 through 1996, based upon vesting provisions. In fiscal 1997, as a result of additional modifications to certain existing stock options, the Company incurred additional non-cash compensation cost of $2.2 million, all of which was expensed in fiscal 1997. At February 28, 1997, all of these compensatory options were fully vested and the Company does not expect to incur additional compensation expense associated with such options. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview."
(4) During fiscal 1994 through 1996, the Company operated in two business segments: (i) the bar code printer and related products segment and (ii) the airline ticket and boarding pass business segment (the "ATB Business"). On November 3, 1995, the Company sold certain equipment, inventory and intellectual property, effectively discontinuing the ATB Business. Income from continuing operations and income per common share from continuing operations do not reflect net income (loss) related to the ATB Business. See "Managements Discussion and Analysis of Financial Condition and Results of Operations--History " and Note 14 to the Company's Consolidated Financial Statements.
(5) Gives effect to (i) the sale of        shares of Common Stock offered by
    the Company and the application of the net proceeds therefrom as set forth under "Use of Proceeds," (ii) the elimination of the unamortized portion of debt discount and debt issuance costs on debt to be repaid with the net proceeds of the Offering and (iii) the Offering Related Transactions, as if each had occurred as of the date or at the beginning of the period presented. The unamortized portion of debt discount and debt issuance costs, approximately $690,000 net of tax at February 28, 1997, will be expensed as an extraordinary non-cash charge in the period in which the proceeds of the Offering are used to extinguish debt. See "The Offering Related Transactions" and "Use of Proceeds."
(6) "EBITDA" is income from continuing operations before interest, taxes, depreciation, amortization and write-off of goodwill and other intangibles, non-cash stock compensation and other income. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles ("GAAP"). The Company, however, believes it is generally accepted that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.
(7) Total debt includes notes payable to the State Board of Administration of Florida ("SBA"), which are administered by Liberty Partners, L.P. ("Liberty") as investment manager under a power of attorney. Such notes will be paid in their entirety from the proceeds of the Offering. Liberty is the manager of Liberty Partners Holdings I, L.L.C., a Delaware limited liability company ("Liberty Holdings"), which will directly own 5,001,122 shares of Common Stock after giving effect to the Offering Related Transactions. See "The Offering Related Transactions," "Use of Proceeds" and "Principal and Selling Stockholders."

                                 RISK FACTORS

  In analyzing an investment in the Common Stock offered hereby, prospective investors should carefully consider, along with the other matters referred to herein, the risk factors described below.

COMPETITION

  The bar code printer and supplies market is highly competitive. Competition has increased in the last several years as new competitors possessing technological, marketing or other competitive advantages have entered the market. A number of companies compete directly with the Company and certain of the Company's competitors have significantly greater financial, technical or marketing resources than the Company. Moreover, certain of the Company's international competitors may, from time to time, experience competitive advantages or disadvantages as their domestic currencies fluctuate relative to the U.S. dollar. Certain of the Company's customers also manufacture and sell products that compete with the Company's products. The Company considers its direct competition in the bar code printer market to be suppliers of thermal transfer and direct thermal printers and supplies. In addition, the Company believes that some of its printers and consumables are used to print items other than bar code labels and therefore also compete to a lesser extent with standard computer and label printers and consumables. Competitive pressures could cause the Company's products to have reduced market share or result in price erosion, either of which could adversely affect the Company's business, financial condition or results of operations. See "Business--Competition."

RISK OF PRODUCT INTRODUCTIONS AND TECHNOLOGICAL CHANGE

  The markets for the Company's products are subject to changing technology, frequent new product introductions and increasing customer expectations concerning product performance and price. As a result of these factors the Company believes that its future growth and financial performance will depend upon the Company's ability to develop and market new products that achieve market acceptance, while enhancing existing products to accommodate the latest technological advances and customer preferences. In connection with the introduction of certain of its product families, the Company experienced levels of corrective action requests from customers and product returns that were higher than those related to its other product lines. The Company incurred expenses in connection with engineering changes to new products and development of certain retrofits for installation into end-users' products. There can be no assurance that such issues will not recur in connection with future product introductions or that the Company will not incur unusual expense levels in addressing such issues in the future. Any recurrence of or failure to address such issues could adversely affect the Company's business, financial condition or results of operations. In addition, if new technologies become available, the Company's current products may become obsolete. Failure by the Company to anticipate or respond adequately to changes in technology or customer preferences or any significant delays in product development or introduction could adversely affect the Company's business, financial condition or results of operations. In addition, there can be no assurance that new product introductions will not result in a decrease in revenues from the Company's existing products or otherwise adversely affect the Company's business, financial condition or results of operations.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

  The Company's profitability and success depend upon the Company's ability to retain existing customers and develop additional customers. There can be no assurance that the Company will be able to retain its major existing customers or develop new customers. In fiscal 1995, 1996 and 1997, the Company's top five customers accounted for approximately 39.3%, 31.3% and 28.0%, respectively, and the Company's top ten customers accounted for 52.8%, 46.4% and 43.3%, respectively, of net sales. In addition, certain of the Company's customers also manufacture and sell products that compete with the Company's products. A loss by the Company of a significant customer would be likely to adversely affect the Company's business, financial condition or results of operations. See "Business--Sales and Marketing; Customers" and "Business-- Competition."

POTENTIAL FLUCTUATIONS IN FUTURE OPERATING RESULTS

  Quarterly revenues and results of operations in the future may fluctuate as a result of a variety of factors, including changes in product mix, demand for the Company's products, the introduction of new products and product enhancements by the Company or its competitors, changes in customer budgets, competitive conditions in the industry and general economic conditions. In addition, the Company typically ships products within 30 days of receiving an order and, therefore, does not customarily have a material backlog of orders for its products. Because a significant portion of the Company's operating expenses are fixed in the short term, the Company's business, financial condition or result of operations may be adversely affected if orders for the Company's products fall below the Company's expectations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Quarterly Results."

RISK OF LIMITED SUPPLY SOURCES

  The Company purchases certain parts and supplies from a limited number of vendors and in some instances from a single vendor. Some of the Company's vendors are located in foreign countries and therefore base their pricing, in part, on currency exchange rates. The Company currently relies on a primary source of supply, Kyocera Corporation, a publicly held Japanese corporation, for the majority of its thermal and thermal transfer printheads, and single sources of supply for certain microprocessors used to control its printers. The Company is vulnerable to limits in availability and changes in pricing, based on exchange rate fluctuations or otherwise, and changes in product design by these suppliers. The Company could experience delays in manufacturing and shipping in the event the Company is required to find new suppliers for any of these parts or supplies and such delays could adversely affect the Company's business, financial condition or results of operations. See "Business-- Manufacturing and Purchasing."

INTERNATIONAL SALES

  Approximately 26.9%, 29.9% and 31.3% of the Company's net sales in fiscal 1995, 1996 and 1997, respectively, were to international customers and the Company expects that sales to international customers will continue to represent a material portion of its net sales in the foreseeable future. In addition, the Company believes that many of its U.S. Resellers and OEMs sell a significant amount of the Company's products to international end users. Risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, trade embargoes, political instability, longer accounts receivable payment cycles and greater difficulties in accounts receivable collection in certain countries, costs and risks associated with localizing products for foreign countries and the burdens of complying with foreign law. There can be no assurance that these factors will not adversely affect the Company's ability to increase or maintain its sales to international customers or adversely affect the Company's business, financial condition or results of operations. All sales to international customers are denominated in U.S. dollars. Accordingly, the Company's competitive position in international markets is affected by changes in the value of the U.S. dollar relative to foreign currencies.

DEPENDENCE ON KEY PERSONNEL

  The Company's success is largely dependent on the skills, experience and efforts of its senior management and certain other key personnel. If, for any reason, one or more key personnel were not to remain active in the Company, it could adversely affect the Company's business, financial condition or results of operations. The Company's future success will depend upon its ability to attract and retain additional qualified management, technical and marketing personnel. There is competition in the market for the services of such qualified personnel and there can be no assurance that the Company will be able to attract and retain such personnel. A failure to attract and retain such personnel could adversely affect the Company's business, financial condition or results of operations. See "Management."

PROPRIETARY RIGHTS

  The Company's success depends upon its proprietary technology. Although the Company has certain patents, it relies principally on unregistered copyrights and trade secrets. The Company currently seeks to enter into confidentiality agreements with its newly hired engineering, sales and marketing personnel; however, until recently, substantially all of the Company's employees were hired without such agreements. There can be no assurance that the Company's failure to enter into such agreements with its employees will not adversely affect its business, financial condition or results of operations. The Company also generally seeks to enter into license agreements with its Resellers and OEMs and limit access to its systems, documentation and other proprietary information. It may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. In addition, the laws of certain countries in which the Company's products are or may be distributed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. Although the Company does not believe that its products infringe on the rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in costly litigation or require the Company to obtain a license to intellectual property rights of such third parties. In addition, there can be no assurance that such licenses will be available on reasonable terms or at all, which could have an adverse effect on the Company's business, financial condition or results of operations.

RISKS RELATED TO ACQUISITIONS

  Historically, the Company was formed through the acquisition of other businesses and a significant part of its growth has been through such acquisitions. The Company, however, currently does not contemplate that acquisitions will constitute a major part of its growth in the near future. The Company does, however, evaluate acquisition candidates from time to time and may choose to pursue acquisitions in the future. The Company is currently in negotiations to acquire a small consumables manufacturer located in the United Kingdom. There are a number of risks associated with any acquisition including the substantial time and attention required from management in connection with pursuing such transactions and integrating acquired businesses, the difficulty of predicting whether the operations will perform as expected and other problems inherent in the transition of one business organization to another. In the event that the Company does pursue such transactions in the future, there can be no assurance that the anticipated benefits will be realized or that the Company will be able to effectively manage the completion of any such transactions or the integration of any such businesses. There can be no assurance that future acquisitions, if any, will not adversely affect the Company's business, financial condition or results of operations. In addition to acquisitions, the Company may enter into other transactions, such as joint ventures, which may pose risks similar to those of acquisitions.

CERTAIN ANTI-TAKEOVER EFFECTS

  Certain provisions of the Company's certificate of incorporation and bylaws may inhibit changes in control of the Company not approved by the Company's board of directors (the "Board of Directors" or the "Board"). These provisions include (i) a classified Board, (ii) a prohibition on stockholder action through written consents, (iii) a requirement that special meetings of stockholders be called only by the Board, (iv) advance notice requirements for stockholder proposals and nominations, (v) limitations on the ability of stockholders to amend, alter or repeal the Company's bylaws and (vi) the authority of the Board to issue, without stockholder approval, preferred stock with such terms as the Board may determine. The Company is also afforded the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects. See "Description of Capital Stock."

CONTROL BY EXISTING STOCKHOLDERS

  Upon completion of the Offering, the Company's officers, directors and their
affiliated entities will beneficially own approximately   % (  % if the over-
allotment option is exercised in full) and one of such
stockholders, Liberty Holdings, will beneficially own approximately   % (  %
if the over-allotment option is exercised in full), of the issued and outstanding shares of Common Stock. Pursuant to the terms of an agreement with Liberty Holdings, the Company has agreed to nominate for election to the Board two persons designated by Liberty Holdings for so long as Liberty Holdings or its affiliates hold at least 20% of the outstanding Common Stock and one person designated by Liberty Holdings for so long as Liberty Holdings or its affiliates hold at least 10% but less than 20% of the outstanding Common Stock. This may have the effect of delaying, deferring or preventing a change in the control of the Company. See "Principal and Selling Stockholders" and "Certain Relationships and Related Transactions."

SHARES ELIGIBLE FOR FUTURE SALE

  There will be           shares of Common Stock outstanding upon completion
of the Offering (excluding 2,398,894 shares reserved for issuance upon the exercise of options granted pursuant to the Company's stock option plans, 1,810,256 of which relate to options that were outstanding as of May 30, 1997, and excluding 500,000 shares reserved for issuance pursuant to the Company's employee stock purchase plan, none of which had been purchased as of May 30,
1997). All of the shares sold in the Offering will be eligible for sale in the public market without restriction upon completion of the Offering. All of the remaining 7,962,184 shares of Common Stock will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The Company and its directors, officers and all of its existing stockholders have entered into agreements (the "Lock Up Agreements") that provide, subject to certain limitations, that for a period of 180 days after the commencement of the Offering they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, except that certain stockholders may sell shares of Common Stock pursuant to the Offering. Upon the expiration of the Lock Up Agreements, these 7,962,184 shares will be eligible for sale in the public market pursuant to Rule 144.

  Within 90 days after the date of this Prospectus, the Company intends to file a registration statement covering the sale of an aggregate of 2,398,894 shares of Common Stock reserved for issuance under its stock option plans and 500,000 shares of Common Stock reserved for issuance under its employee stock purchase plan. Of the 2,398,894 shares of Common Stock reserved for issuance under the Company's stock option plans, options to purchase 1,810,256 shares of Common Stock were outstanding on May 30, 1997, 325,000 of which are not subject to the Lock Up Agreements, and 1,529,456 of which are held by officers, directors or current stockholders of the Company and, therefore, are subject to the Lock Up Agreements. Of the 280,800 options not subject to the Lock Up Agreements, 10,000 were exercisable on May 30, 1997, and the associated shares of Common Stock will be eligible for sale to the public. Upon the expiration of the Lock Up Agreements, 1,029,206 of the 1,529,456 options held by officers, directors or current stockholders will be exercisable, and the associated shares of Common Stock will be eligible for sale in the public market pursuant to Rule 144. Sales of substantial amounts of the Common Stock in the public market could adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise additional capital through the sale of equity securities. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

ABSENCE OF PRIOR PUBLIC MARKET; SUBSTANTIAL DILUTION

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations between the Company, the representatives of the Selling Stockholders and the Representatives (as defined below) and may not be indicative of the market price for shares of the Common Stock after the Offering. For a description of factors considered in determining the initial public offering price, see "Underwriting." There can be no assurance that an active trading market for the Common Stock will develop or if developed, that such market will be sustained. The market price for shares of the Common Stock may be significantly affected by such factors as quarter-to-quarter variations in the Company's results of operations, news announcements or changes in general market conditions. In addition, broad market fluctuation and general economic and political conditions may adversely affect the market price of the Common Stock, regardless of the Company's actual performance. Purchasers of the Common Stock in the Offering will be subject to immediate and substantial dilution. See "Dilution."

                                  THE COMPANY

  Datamax International Corporation is a holding company incorporated in Delaware in 1991. The principal operations of the Company are conducted through its wholly-owned subsidiaries, Datamax Corporation, Datamax Bar Code Products Corporation and Pioneer Labels, Inc. ("Pioneer"). Datamax Corporation was founded in 1977 as a specialized engineering company focused on the design of high-speed, special application printers. Datamax entered the bar code printer and supplies business in February 1993 by completing the acquisition (the "Fargo Acquisition") of substantially all of the assets of the bar code printer and consumables business of Fargo Electronics, Inc. ("Fargo"). Fargo had been in the bar code printer business since 1989. Datamax entered the bar code verifier business in November 1993 by acquiring certain verification technology and patent rights from Symbol Technology, Inc. ("Symbol"). In February 1996, Datamax purchased the stock of Pioneer, a manufacturer of consumables. Datamax's principal offices are located at 4501 Parkway Commerce Boulevard in Orlando, Florida 32808 and its telephone number is (407) 578-8007.

  The following Company trademarks are used in this Prospectus: Allegro(R), Allegro(R)2, DATAMAX(R), "Design by Datamax and Globe Design(TM)," DMX(TM), DPL(TM), FDK(TM), MaxWax(TM), Ovation!(TM), Ovation!(TM)2, Prodigy(TM), Prodigy MAX(TM), Prodigy Plus(R), Solutions Connection(TM) and WinOvation!(TM). This Prospectus also contains product names, trademarks and trade names of other companies.

                       THE OFFERING RELATED TRANSACTIONS

  The following transactions (the "Offering Related Transactions") will be accomplished upon or prior to the consummation of the Offering: (i) the issuance of shares of preferred stock and Common Stock upon the cashless exercise of warrants and (ii) the mandatory conversion of all of the Company's then outstanding shares of preferred stock into shares of Common Stock, collectively resulting in the net issuance of 6,172,720 shares of Common Stock.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering, at an assumed initial
public offering price of $     per share and after deducting underwriting
discounts and commissions and estimated offering expenses, are estimated to be $46.0 million. The Company intends to apply the net proceeds of the Offering as follows: (i) approximately $8.1 million to retire its outstanding Senior Revolving Note and (ii) approximately $28.2 million to retire its Senior Term Note (each as defined below). The remainder will be used for working capital and for general corporate purposes. Pending such uses, the Company intends to invest the net proceeds in short-term, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. In the ordinary course of its business and from time to time, the Company evaluates potential acquisitions of businesses, products and technologies that would complement or expand the Company's business. Although the Company has no present commitments or agreements to complete any acquisitions, other than its current negotiations to acquire a small consumables manufacturer located in the United Kingdom, a portion of the net proceeds of this Offering could be used in connection with such a transaction.

  The Company's Senior Revolving Credit Note (the "Senior Revolving Note") bears interest at a rate equal to prime plus 1.5% per annum (or 9.75% at February 28, 1997) and requires annual commitment reductions beginning in December 1998 through December 2000. The Company's Senior Term Note (the "Senior Term Note") bears interest at a rate equal to prime plus 2% per annum (or 10.25% at February 28, 1997) and requires principal payments quarterly beginning in June 1993 through December 2000. The Senior Revolving Note and the Senior Term Note are secured by substantially all of the Company's assets. The Senior Revolving Note and the Senior Term Note were issued pursuant to loan agreements between Datamax Corporation and SBA and are administered by Liberty under a power of attorney. Liberty Holdings, an affiliate of Liberty, will directly own 5,001,122 shares of Common Stock prior to the Offering after giving effect to the Offering Related Transactions. Upon the repayment of the Senior Revolving Note and the Senior Term Note, the unamortized portion of debt discount and debt issuance costs, approximately $690,000 net of tax at February 28, 1997, will be expensed as an extraordinary non-cash charge. See "Principal and Selling Stockholders" and "Capitalization."

  In connection with the Offering, the Company intends to enter into a new revolving credit agreement with a commercial lender to provide funds for working capital and for general corporate purposes.

  The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

                                DIVIDEND POLICY

  Datamax International Corporation has never paid or declared any cash dividends on its Common Stock and anticipates that all of its income in the foreseeable future will be retained for the development and expansion of its business and therefore does not anticipate paying dividends on its Common Stock in the foreseeable future. The Company anticipates entering into a new revolving credit agreement upon consummation of the Offering. Such new revolving credit agreement may contain provisions that limit or prohibit the payment of dividends to Datamax International Corporation from its subsidiaries for the purpose of paying dividends to holders of Common Stock or otherwise.

                                   DILUTION

  As of February 28, 1997, the Company's deficit in net tangible book value was $11.9 million. Pro forma deficit in net tangible book value per share represents total tangible assets (total assets less goodwill and other intangibles) less total tangible liabilities (total liabilities increased by the unamortized portion of debt discount and debt issuance costs) divided by the number of pro forma shares of Common Stock outstanding. The number of pro forma shares of Common Stock outstanding gives effect to the Offering Related Transactions. See "The Offering Related Transactions."

  After giving effect to (i) the Offering Related Transactions, (ii) the sale
by the Company of              shares of Common Stock in the Offering and the
application of the net proceeds therefrom as set forth under "Use of Proceeds" and (iii) the tax effect (which would be approximately $366,000) of the write-off of the unamortized portion of debt discount and debt issuance costs of approximately $1.1 million at February 28, 1997 upon the consummation of the Offering, the pro forma net tangible book value of the Company would have been
$34.5 million or $       per common share. This represents an immediate
dilution of $        per share to new investors. The following table
illustrates this dilution:

   Assumed initial public offering price per share............         $
     Pro forma net tangible book deficit per share before the
      Offering................................................ $(1.33)
     Increase in pro forma net tangible book value (deficit)
      per share attributable to:
       Tax effect of non-recurring debt discount and debt
        issuance cost write-off...............................    .04
       New investors..........................................
                                                               ------
   Pro forma net tangible book value per share after the
    Offering..................................................
                                                                       -------
   Dilution per share to new investors........................         $
                                                                       =======

  The following table, at February 28, 1997 after giving effect to the Offering Related Transactions, summarizes the differences between existing stockholders and new investors with respect to the number of shares purchased from the Company, the total consideration paid to the Company, before deducting underwriting discounts and commissions and estimated offering expenses, and the average price per share paid by the existing stockholders and by the new investors.

                                                      TOTAL CASH
                                SHARES PURCHASED     CONSIDERATION     AVERAGE
                                ----------------- -------------------   PRICE
                                 NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
   Existing Stockholders(1).... 8,962,184         $14,790,271   22.8%   $1.65
   New Investors(2)............                    50,000,000   77.2%
                                                  -----------  -----
     Total.....................                   $64,790,271  100.0%
                                                  ===========  =====

---------------------
(1) Does not include 2,398,894 shares of Common Stock reserved for issuance under the Company's stock option plans, of which options to purchase 1,810,256 shares at a weighted average exercise price of $3.26 per share are outstanding as of May 30, 1997. Also does not include 500,000 shares reserved for issuance pursuant to the Company's employee stock purchase plan, none of which had been purchased as of May 30, 1997. The Company
    will have            shares of Common Stock outstanding on a fully diluted
    basis after giving effect to the Offering (at an assumed initial public offering price of $ per share).
(2) Sales of Common Stock by the Selling Stockholders in the Offering will reduce the number of shares held by existing stockholders to 7,962,184, or
    approximately     % of the total shares of Common Stock outstanding after
    the Offering and will increase the number of shares held by new investors
    to           , or approximately     % of the total shares of Common Stock
    outstanding after the Offering. See "Principal and Selling Stockholders."

                                CAPITALIZATION

  The following table sets forth the cash, notes payable to stockholder and capitalization of the Company as of February 28, 1997 and as adjusted to give
effect to (i) the sale of        shares of Common Stock offered by the Company
at an assumed initial public offering price of $     per share and the
application of the net proceeds therefrom as set forth under "Use of Proceeds," (ii) the elimination of the unamortized portion of debt discount and debt issuance costs on debt to be repaid with the net proceeds of the Offering and (iii) the Offering Related Transactions. The table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. See "Use of Proceeds" and "The Offering Related Transactions."

                                                             FEBRUARY 28, 1997
                                                            -------------------
                                                            ACTUAL  AS ADJUSTED
                                                              (IN THOUSANDS)
Cash....................................................... $ 1,760   $10,147
                                                            =======   =======
Current portion of long-term debt (1)...................... $ 5,348   $   848
                                                            =======   =======
Long-term debt, less current portion:
  Notes payable to stockholder............................. $32,057   $     0
  Patent obligation........................................     707       707
                                                            -------   -------
    Total long-term debt, net, less current portion........  32,764       707
Stockholders' equity:
  Preferred stock, $0.01 par value. 1,000,000 shares
   authorized; no shares issued or outstanding.............       0         0
  Series A, voting, convertible preferred stock, $0.01 par
   value, 1,085,799 shares authorized; 1,085,799 shares
   issued and outstanding; no shares authorized, issued or
   outstanding as adjusted.................................      11         0
  Series B, voting, convertible preferred stock, $0.01 par
   value, 764,876 shares authorized; 500,000 shares issued
   and outstanding; no shares authorized, issued or
   outstanding as adjusted.................................       5         0
  Common stock, $0.01 par value, 37,149,325 shares
   authorized; 2,789,464 shares issued and outstanding;
            shares issued and outstanding as adjusted(2)...      28
  Additional paid-in-capital...............................  15,188
  Retained earnings........................................  14,963    14,273
                                                            -------   -------
    Total stockholders' equity.............................  30,195    75,504
                                                            -------   -------
      Total capitalization................................. $62,959   $76,211
                                                            =======   =======

-------------------
(1) Includes bank borrowings, current portion of notes payable to stockholder and patent obligation.
(2) Does not include 2,398,894 shares of Common Stock reserved for issuance under the Company's stock option plans, of which options to purchase 1,810,256 shares at a weighted average exercise price of $3.26 per share are outstanding as of May 30, 1997. Also does not include 500,000 shares reserved for issuance pursuant to the Company's employee stock purchase plan, none of which had been purchased as of May 30, 1997.The Company will
    have            shares of Common Stock outstanding on a fully diluted
    basis after giving effect to the Offering (at an assumed initial public offering price of $ per share).

          SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

  The following statement of operations data for the four fiscal years ended February 28, 1997, and the balance sheet data at the end of each such year were derived from the Company's Consolidated Financial Statements and Notes thereto, which were audited by Coopers & Lybrand L.L.P., independent auditors. The statement of operations data for the first eight months of the twelve months ended February 25, 1993, were derived from the financial statements of Fargo for the year ended October 31, 1992, which were audited by Fargo's independent auditors, and for the last four months of the twelve months ended February 25, 1993, were derived from the financial statements of Fargo for the four months ended February 25, 1993, which were audited by Coopers & Lybrand L.L.P., independent auditors. This information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                          PREDECESSOR                        DATAMAX
                         ------------- ----------------------------------------------------
                         TWELVE MONTHS                     YEAR ENDED
                             ENDED     ----------------------------------------------------
                         FEBRUARY 25,  FEBRUARY 28, FEBRUARY 28, FEBRUARY 29,  FEBRUARY 28,
                           1993 (1)        1994         1995         1996          1997
                              (IN THOUSANDS, EXCEPT SHARE DATA AND PRINTERS SHIPPED)
STATEMENT OF OPERATIONS
 DATA:
 Net sales..............    $44,434      $47,600      $56,739      $67,762       $95,162
 Cost of sales..........     23,890       24,922       29,691       38,695        61,284
                            -------      -------      -------      -------       -------
 Gross profit...........     20,544       22,678       27,048       29,067        33,878
 General and
  administrative........      2,522        3,169        3,574        3,843(2)      5,546(2)
 Sales and marketing....      2,174        2,595        4,214        5,661         6,773
 Research and
  development...........        934        1,597        3,952        5,587         4,616
 Amortization of
  goodwill and other
  intangibles...........        --         2,455        2,566        2,613         2,838
 Write-off of goodwill
  and other
  intangibles...........        --           --           --         2,071           --
 Stock option
  compensation (3)......        --         2,351          262          722         2,168
                            -------      -------      -------      -------       -------
 Income from continuing
  operations before
  interest, taxes and
  other income..........     14,914       10,511       12,480        8,570        11,937
 Interest and other
  expense, net..........         85        4,808        5,280        5,100         5,096
                            -------      -------      -------      -------       -------
 Income from continuing
  operations before
  income taxes..........     14,829        5,703        7,200        3,470         6,841
 Income tax expense.....        --         2,101        2,343        1,201         2,374
                            -------      -------      -------      -------       -------
 Income from continuing
  operations............     14,829        3,602        4,857        2,269         4,467
DISCONTINUED OPERATIONS
 (4):
  Income (loss) from
   operations of
   discontinued business
   (net of taxes).......        --           613         (327)        (267)          --
  Loss on disposal of
   discontinued
   business, including a
   provision of $267,882
   for operating losses
   (net of tax benefits)
   during phase-out
   period...............        --           --           --        (1,211)          --
                            -------      -------      -------      -------       -------
  Net income............    $14,829      $ 4,215      $ 4,530      $   791       $ 4,467
                            =======      =======      =======      =======       =======
NET INCOME (LOSS) PER
 COMMON SHARE:
  Continuing operations.        --       $  0.54      $  0.53      $  0.24       $  0.47
  Discontinued
   operations...........        --          0.09        (0.04)       (0.16)          --
                                         -------      -------      -------       -------
  Net income ...........        --       $  0.63      $  0.49      $  0.08       $  0.47
                                         =======      =======      =======       =======
  Weighted average
   shares outstanding...        --         6,714        9,313        9,297         9,282
PRO FORMA DATA (5):
  Interest and other
   expense (income),
   net..................        --           --           --           --        $   (28)
  Net income............        --           --           --           --          7,054
  Net income per common
   share................        --           --           --           --        $
  Weighted average
   shares outstanding...        --           --           --           --
OTHER DATA:
  EBITDA (6)............    $15,810      $15,515      $15,793      $14,892       $18,445
  Printers shipped......        N/A       36,140       44,300       49,500        57,800
BALANCE SHEET DATA (AT
 PERIOD END):
  Cash..................        --       $   588      $   142      $   381       $ 1,760
  Working capital.......        --        12,092       12,568        7,406        13,257
  Total assets..........        --        64,138       64,777       76,880        78,971
  Total debt (7)........        --        43,359       40,395       40,844        38,112
  Stockholders equity...        --        15,667       20,498       23,558        30,195

                                                See footnotes on following page

(1) Data relating to the statement of operations of the Company's predecessor, Fargo, for the twelve months ended February 25, 1993, include results of operations for product lines not acquired by the Company. Net sales adjusted to exclude sales of product lines not acquired by the Company would have been approximately $42.4 million for the twelve months ended February 25, 1993. The Company believes that the adjustment to eliminate the results of operations for the product lines not acquired would not have a material effect on the selected historical and pro forma financial and other data presented herein. The capital structure of the Company subsequent to February 26, 1993, the date of the Fargo Acquisition, differed from that of Fargo. As a result, share and balance sheet data are not presented for the Predecessor. Fargo operated during fiscal 1993 as an S corporation and therefore was not subject to federal and certain state income taxes at the corporate level.
(2) General and administrative includes expenses of $849,000 in fiscal 1996 related to the preparation and filing of a registration statement which was subsequently withdrawn and expenses of $884,000 in fiscal 1997 for severance costs associated with two executive officers, including the Company's former Chief Executive Officer, and costs associated with replacing the Company's former Chief Executive Officer.
(3) In fiscal 1994 through 1997, the Company incurred non-cash charges to earnings related to compensatory stock options. Stock option compensation is recorded based upon the difference between the option exercise price and the fair market value of the underlying stock measured at the grant date. In fiscal 1994, as a result of modifications to certain existing stock options and as a result of the grant of certain new options to employees, the Company incurred non-cash compensation cost of $3.3 million that was expensed over the three year period from fiscal 1994 through 1996, based upon vesting provisions. In fiscal 1997, as a result of additional modifications to certain existing stock options, the Company incurred additional non-cash compensation cost of $2.2 million, all of which was expensed in fiscal 1997. At February 28, 1997, all of these compensatory options were fully vested and the Company does not expect to incur additional compensation expense associated with such options. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."
(4) During fiscal 1994 through 1996, the Company operated in two business segments: (i) the bar code printer and related products segment and (ii) the ATB Business. On November 3, 1995, the Company sold certain equipment, inventory and intellectual property, effectively discontinuing the ATB Business. Income from continuing operations and income per common share from continuing operations do not reflect net income (loss) related to the ATB Business. See "Managements Discussion and Analysis of Financial Condition and Results of Operations--History" and Note 14 to the Company's Consolidated Financial Statements.
(5) Gives effect to (i) the sale of      shares of Common Stock offered by the
    Company and the application of the net proceeds therefrom as set forth under "Use of Proceeds," (ii) the elimination of the unamortized portion of debt discount and debt issuance costs on debt to be repaid with the net proceeds of the Offering and (iii) the Offering Related Transactions, as if each had occurred at the beginning of the period presented. The unamortized portion of debt discount and debt issuance costs, approximately $690,000 net of tax at February 28, 1997, will be expensed as an extraordinary non-cash charge in the period in which the proceeds of the Offering are used to extinguish debt. See "The Offering Related Transactions" and "Use of Proceeds."
(6) "EBITDA" is income from continuing operations before interest, taxes, depreciation, amortization and write-off of goodwill and other intangibles, non-cash stock compensation and other income. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by GAAP. The Company, however, believes it is generally accepted that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.
(7) Total debt includes notes payable to SBA, which are administered by Liberty as investment manager under a power of attorney. Such notes will be paid in their entirety from the proceeds of the Offering. Liberty is the manager of Liberty Holdings, which will directly own 5,001,122 shares of Common Stock after giving effect to the Offering Related Transactions. See "Use of Proceeds" and "Principal and Selling Stockholders."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus, including management's discussion and analysis of financial condition and results of operations, contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors." The following management's discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

HISTORY

  Datamax was founded in 1977 as a specialized engineering Company focused on the design of high-speed, special application printers and was acquired by GTECH Corporation ("GTECH") in 1984. In 1986, Datamax designed and began manufacturing and selling airline and travel agent printers and supplies to the emerging airline ticket and boarding pass market (the "ATB Business"). In August 1991, key members of the then existing Datamax management team and an investment group acquired the ATB Business from GTECH.

  Datamax Corporation entered the bar code printer and supplies business in February 1993 by completing the acquisition of substantially all of the assets of the bar code printer and consumables business of Fargo. Fargo had been in the bar code printer business since 1989. The Fargo Acquisition was accounted for as a purchase and the related net assets were included in the financial statements at their estimated fair value at the date of the acquisition. The aggregate purchase price of $48.0 million, including fees and expenses, resulted in an allocation of $41.2 million for goodwill and other intangibles that are being amortized on a straight-line basis over periods ranging from five to 20 years. In connection with the Fargo Acquisition, the Company moved the principal offices and manufacturing facilities of the acquired business from Minnesota to Orlando, Florida.

  On November 1, 1993, the Company acquired certain verification product technologies from Symbol for an aggregate purchase price of $2.8 million. This line of bar code verifiers is a complementary extension of the Company's printer business. The acquisition was accounted for as a purchase and the related net assets were included in the financial statements at their estimated fair value as of the date of the acquisition. The acquisition resulted in an allocation of $2.8 million for patent rights and goodwill that were being amortized on a straight-line basis over periods ranging from 15 to 20 years. During fiscal 1996, based on a reevaluation of the level of business generated by the Symbol acquisition, the patents and goodwill were deemed to be impaired. As a result, in fiscal 1996, the Company wrote-off $1.1 million and $0.9 million on the Symbol patents and goodwill, respectively, reducing the value of such assets to zero.

  On February 7, 1996, in order to provide additional manufacturing capabilities and broaden distribution in its complementary consumables business, the Company acquired Pioneer. The purchase price was $9.6 million in cash plus contingent consideration of up to an additional $2.0 million, of which $935,000 was paid in fiscal 1998 with up to the remainder payable in fiscal 1999. The acquisition was accounted for as a purchase and the related net assets were included in the financial statements at their estimated fair value as of the date of the acquisition. The acquisition resulted in an allocation of $9.2 million to goodwill (including the $935,000 payment made in fiscal 1998) that is being amortized on a straight-line basis over 20 years.

  In fiscal 1994 through 1996 the Company operated in two business segments:
(i) the bar code printer and related products business and (ii) the ATB Business. In order to focus on its principal market, the bar code printer and related products market, in September 1995 the Company decided to discontinue the ATB Business and on November 3, 1995, the Company sold certain equipment, inventory and intellectual property related to the ATB Business. For financial reporting purposes, the Company accounted for the disposition of its ATB Business as a discontinued operation. Accordingly, the Company's statements of operations for fiscal 1994, 1995 and 1996, present the results of the discontinued ATB Business separately from the results of continuing operations.

OVERVIEW

  The Company's net sales grew from $56.7 million in fiscal 1995 to $95.2 million in fiscal 1997, a compound annual growth rate of approximately 30%. The primary drivers of growth during this period were the introduction of new internally developed products, the enhancement of existing products, the expansion and strengthening of the Company's distribution network, particularly internationally, and the acquisition of Pioneer. Approximately 70% of the Company's growth during the period was from internal sources, with the remaining 30% resulting from the acquisition of Pioneer.

  Since 1993, significant investments in research and development were required to broaden the Company's product offerings and to enhance its existing products. As a result of internal development efforts, the Company expanded its printer product offerings from the three product families acquired from Fargo to the fourteen product families offered today. In fiscal 1997, approximately 42% of printer net sales were derived from new products developed by the Company since the Fargo Acquisition.

  The Company has made significant investments in sales and marketing during this period to expand its international and domestic distribution channels and to support new product introductions. These expenditures included investments necessary to establish sales and support offices in both London and Singapore to support international growth. As a result of these efforts, the Company's products are sold by over 190 Resellers and OEMs, including approximately 131 VARs and systems integrators, 49 distributors and 12 OEMs, in more than 90 countries. Because OEMs are typically high volume customers, the relatively small number of OEMs accounted for approximately 26.3%, 20.5% and 22.5% of the Company's net sales in fiscal 1995, 1996 and 1997, respectively. The expansion in the number of Resellers and OEMs has provided for broader distribution of the Company's products and has reduced the Company's largest single customer from approximately 15.4% of net sales in fiscal 1994 to approximately 7.6% of net sales in fiscal 1997.

  From fiscal 1995 to 1997, the Company's net sales to international customers increased by $14.5 million, or 94.8%, to $29.8 million from $15.3 million, as the Company expanded its support for international Resellers and OEMs and its product lines for international markets. International markets typically have a lower level of penetration and higher growth rates than domestic markets. The Company expects its net sales to international customers will continue to represent a significant portion of its total net sales for the foreseeable future. See "Risk Factors--International Sales."

  During the three year period from fiscal 1995 through 1997, gross margin as a percentage of net sales has been affected by a number of factors. The primary factors were (i) the introduction of new printer products which generated lower gross margins than the Company's existing printer products,
(ii) high start-up costs associated with the introduction of these new products and (iii) the increased level of consumables business, which generates lower gross margins than printers. Gross margins on new printer products declined as the costs of providing improved capabilities increased printer costs and prices remained relatively constant. Production costs for new products during the early stages of manufacturing are also typically higher than for established products, as the Company typically develops and enhances the manufacturing process for new products and implements tooling and design modifications, resulting in reduced costs over time. Although gross margins for consumables are typically lower than gross margins for printer products, the lower gross margin is offset in part by a lower level of sales and marketing and research and development expenses required to support the consumables business. In the last two quarters of fiscal 1997, gross margin improved sequentially as the above factors were more than offset by cost reductions and price increases on a number of products.

  During the four year period from fiscal 1994 through 1997, the Company incurred non-cash charges to earnings related to compensatory stock options. Stock option compensation is generally recorded based upon the difference between the option exercise price and the fair market value of the underlying stock measured at the grant date. In fiscal 1994, as a result of modifications to certain existing stock options and as a result of the grant of certain new options to employees, the Company incurred non-cash compensation cost of $3.3 million that was expensed over the three year period from fiscal 1994 through 1996. In fiscal 1997, as a result of additional modifications to certain existing stock options, the Company incurred additional non-cash compensation cost of $2.2 million, all of which was expensed in fiscal 1997. At February 28, 1997, all of these compensatory options were fully vested and the Company does not expect to incur additional compensation expense associated with such options.

  General and administrative includes expenses of $849,000 in fiscal 1996 related to the preparation and filing of a registration statement which was subsequently withdrawn. As a result of the Company's decision not to proceed with an offering, costs associated with the registration statement were expensed. General and administrative also includes expenses of $884,000 in fiscal 1997 for severance costs associated with two executive officers, including the Company's former Chief Executive Officer, and costs associated with replacing the Company's former Chief Executive Officer.

RESULTS OF OPERATIONS

  The following table presents, for the periods indicated, the percentage relationship that certain statement of operations items bear to net sales.

                                                      YEARS ENDED
                                         --------------------------------------
                                         FEBRUARY 28, FEBRUARY 29, FEBRUARY 28,
                                             1995         1996         1997
   Net sales............................    100.0%       100.0%       100.0%
   Cost of sales........................     52.3%        57.1%        64.4%
                                            -----        -----        -----
   Gross profit.........................     47.7%        42.9%        35.6%
   General and administrative...........      6.3%         5.7%         5.8%
   Sales and marketing..................      7.4%         8.4%         7.1%
   Research and development.............      7.0%         8.2%         4.9%
   Amortization of goodwill and other
    intangibles.........................      4.5%         3.9%         3.0%
   Write-off of goodwill and other
    intangibles.........................      0.0%         3.1%         0.0%
   Stock option compensation............      0.5%         1.1%         2.3%
                                            -----        -----        -----
   Income from continuing operations
    before interest, taxes and other
    income..............................     22.0%        12.5%        12.5%
   Interest and other expense, net......      9.3%         7.5%         5.4%
                                            -----        -----        -----
   Income from continuing operations
    before income taxes.................     12.7%         5.0%         7.1%
   Income tax expense...................      4.1%         1.8%         2.4%
                                            -----        -----        -----
   Income from continuing operations....      8.6%         3.2%         4.7%
                                            =====        =====        =====

 YEAR ENDED FEBRUARY 28, 1997 COMPARED TO YEAR ENDED FEBRUARY 29, 1996

  Net sales increased by $27.4 million, or 40.5%, to $95.2 million in fiscal 1997 from $67.8 million in fiscal 1996. Increased net sales were due principally to an increase in shipments of bar code printers, parts and other products and services, the acquisition of the Pioneer consumables business and to a lesser degree to increased prices on certain of the Company's products. The increase in net sales of bar code printers was primarily attributable to shipments of new product families introduced in late fiscal 1996 and fiscal 1997, offset in part by decreased shipments of the Company's older product families. Net sales, consisting primarily of printers, to the Company's international customers increased by $9.5 million, or 47.0%, to 31.3% of net sales in fiscal 1997 from 29.9% in fiscal 1996. Net sales of consumables increased by $14.8 million to 23.3% of net sales in fiscal 1997 from 10.8% in fiscal 1996, primarily due to the acquisition of Pioneer.

  Gross profit decreased as a percentage of total net sales to 35.6% in fiscal 1997 from 42.9% in fiscal 1996 due principally to a shift in product mix and to continued high startup costs on certain new product families. The decline due to a shift in product mix was caused primarily by two factors. First, sales of new printers, which generated lower gross margins than older printers, accounted for an increased percentage of total net sales. Second, sales of consumables, which normally generate lower gross margins than printer products, increased to 23.3% from 10.8% of net sales. In the third and fourth quarters of fiscal 1997, gross margin improved to 36.7% and 36.9%, respectively, from 33.1% in the second quarter as the shift in product mix and high start-up costs were more than offset by cost reductions and price increases on a number of products.

  General and administrative expenses increased by $1.7 million, or 44.3%, to $5.5 million in fiscal 1997 from $3.8 million in fiscal 1996 and increased as a percentage of net sales to 5.8% in fiscal 1997 from 5.7% in fiscal 1996. Increased expenses were due principally to increased costs to support increased net sales. Also included in general and administrative expenses were $884,000 in fiscal 1997 of severance costs associated with two executive officers, including the Company's former Chief Executive Officer, and costs associated with replacing the Company's former Chief Executive Officer, and $849,000 in fiscal 1996 of costs associated with the preparation and filing of a registration statement which was subsequently withdrawn.

  Sales and marketing expenses increased by $1.1 million, or 19.6%, to $6.8 million in fiscal 1997 from $5.7 million in fiscal 1996, but decreased as a percentage of net sales to 7.1% in fiscal 1997 from 8.4% in fiscal 1996. The decrease as a percentage of sales was due to improved productivity and changes in product and distribution mix. Increased expenses in absolute dollars were driven primarily by the Company's introduction of new product families and the expansion of its international and domestic distribution channels.

  Research and development expenses decreased by $1.0 million, or 17.4%, to $4.6 million in fiscal 1997 from $5.6 million in fiscal 1996 and decreased as a percentage of net sales to 4.9% in fiscal 1997 from 8.2% in fiscal 1996. Research and development expenses decreased primarily due to decreased expenditures for consulting and prototype materials associated with the development of new products. In addition, research and development expenses decreased as a percentage of net sales due in part to a shift in product mix as consumables, which require nominal research and development, accounted for a substantially increased percentage of net sales.

  Amortization of goodwill and other intangibles increased by $0.2 million, or 8.6%, to $2.8 million in fiscal 1997 from $2.6 million in fiscal 1996 due principally to amortization of goodwill associated with the acquisition of Pioneer.

  Stock option compensation expense increased by $1.5 million to $2.2 million in fiscal 1997 from $722,000 in fiscal 1996. In fiscal 1994 the Company amended certain existing options and granted certain new options which resulted in $3.3 million of non-cash compensation cost that was expensed over the three year period from fiscal 1994 through 1996, based on vesting provisions, resulting in $722,000 of expense in fiscal 1996. In fiscal 1997 the Company amended certain existing options which resulted in $2.2 million of non-cash compensation cost, all of which was expensed in fiscal 1997 because the options were fully vested at the time of the amendment. At February 28, 1997, all of these compensatory options were fully vested and the Company does not expect to incur additional compensation expense associated with these options.

  Income from continuing operations before interest, income taxes and other income increased by $3.4 million, or 39.3%, to $11.9 million in fiscal 1997 from $8.6 million in fiscal 1996 as a result of the above described changes.

  Interest expense net of other income, which was primarily attributable to interest paid on the Senior Revolving Note and the Senior Term Note, remained relatively constant at $5.1 million in fiscal 1996 and 1997. The Company intends to repay the Senior Revolving Note and the Senior Term Note out of the proceeds of the Offering.

  Income tax expense increased by $1.2 million to $2.4 million in fiscal 1997 from $1.2 million in fiscal 1996 due to an increase in taxable income as the effective tax rate remained relatively constant.

  Income from continuing operations increased by $2.2 million, or 96.9%, to $4.5 million in fiscal 1997 from $2.3 million in fiscal 1996. Income from continuing operations increased as a percentage of net sales to 4.7% in fiscal 1997 from 3.3% in fiscal 1996. The Company incurred no operating losses or losses on disposal associated with the discontinued ATB Business in fiscal 1997, compared to a loss of $1.5 million in fiscal 1996.

  Net income increased by $3.7 million to $4.5 million in fiscal 1997 from $791,000 in fiscal 1996 as a result of the above described changes.

 YEAR ENDED FEBRUARY 29, 1996 COMPARED TO YEAR ENDED FEBRUARY 28, 1995

  Net sales increased by $11.0 million, or 19.4%, to $67.8 million in fiscal 1996 from $56.7 million in fiscal 1995. Increased net sales were due principally to an increase in shipments of bar code printers and to increased sales of consumables and parts. The increase in net sales of bar code printers was attributable to shipments of new product families introduced in fiscal 1996, as well as increased shipments of the Company's existing product families. Unit prices for each of the Company's products remained relatively constant compared to fiscal 1995. Net sales to the Company's international customers increased by $5.0 million, or 33.0%, to 29.9% of net sales in fiscal 1996 from 26.9% in fiscal 1995. Net sales of consumables increased by $2.0 million, or 37.2%, to 10.8% of net sales in fiscal 1996 from 9.4% in fiscal 1995.

  Gross profit decreased as a percentage of net sales to 42.9% in fiscal 1996 from 47.7% in fiscal 1995 due principally to a shift in product mix as new product families, which generated lower gross margins, accounted for a larger percentage of total net sales and to high start up costs associated with the introduction of new products.

  General and administrative expenses increased by $270,000, or 7.6%, to $3.8 million in fiscal 1996 from $3.6 million in fiscal 1995, but declined as a percentage of net sales to 5.7% in fiscal 1996 from 6.3% in fiscal 1995. Increased expenses were primarily due to $849,000 of costs associated with the preparation and filing of a registration statement which was subsequently withdrawn, that more than offset reductions in consulting and legal expenses.

  Sales and marketing expenses increased by $1.5 million, or 34.3%, to $5.7 million in fiscal 1996 from $4.2 million in fiscal 1995, and increased as a percentage of net sales to 8.4% in fiscal 1996 from 7.4% in fiscal 1995. Increased expenses were driven primarily by the Company's introduction of new product families and the expansion of its international and domestic distribution channels.

  Research and development expenses increased by $1.6 million, or 41.4%, to $5.6 million in fiscal 1996 from $4.0 million in fiscal 1995, and increased as a percentage of net sales to 8.2% in fiscal 1996 from 7.0% in fiscal 1995. Research and development expenses increased primarily due to increased costs for personnel and related costs associated with expanding the Company's development staff, consulting costs and expenditures for prototype materials related principally to the development of new product families.

  Amortization of goodwill and other intangibles remained relatively constant at $2.6 million in fiscal 1996 and fiscal 1995, but decreased to 3.5% of net sales in fiscal 1996 from 4.5% of net sales in fiscal 1995.

  Write-off of goodwill and other intangibles was $2.1 million as a result of the impairment of goodwill and other intangibles related to the verification product line acquired in fiscal 1994.

  Stock option compensation expense in fiscal 1995 and 1996 related to the amendment and grant of certain stock options in fiscal 1994 resulting in $3.3 million of non-cash compensation cost to be amortized over the three year period of fiscal 1994 through fiscal 1996. Stock option compensation expense increased by $460,000 to $722,000 in fiscal 1996 from $262,000 in fiscal 1995 based on vesting provisions relating to these options.

  Income from continuing operations before interest, taxes and other income decreased by $3.9 million, or 31.3%, to $8.6 million in fiscal 1996 from $12.5 million in fiscal 1995 as a result of the above described changes.

  Income tax expense decreased by $1.1 million, or 48.7%, to $1.2 million in fiscal 1996 from $2.3 million in fiscal 1995. The effective tax rate increased to 34.6% in fiscal 1996 from 32.5% in fiscal 1995 principally due to a decrease in the amount of tax credits available for research and development in fiscal 1996.

  Income from continuing operations decreased by $2.6 million, or 53.3%, to $2.3 million in fiscal 1996 from $4.9 million in fiscal 1995. Income from continuing operations decreased as a percentage of net sales to 3.3% in fiscal 1996 from 8.6% in fiscal 1995.

  Loss from operations of discontinued business (net of taxes) decreased by $61,000 to a loss of $267,000 in fiscal 1996 from a loss of $328,000 in fiscal 1995. Additionally, the Company recorded a loss of $1.2 million on disposal of discontinued business (net of taxes) in fiscal 1996 as a result of the disposal of the ATB Business. Net income decreased by $3.7 million to $800,000 in fiscal 1996 from $4.5 million in fiscal 1995 as a result of the above described changes.

QUARTERLY FINANCIAL INFORMATION

  The following table sets forth certain unaudited statements of operation data for each of the eight consecutive quarters through the quarter ended February 28, 1997. This information has been prepared by the Company on the same basis as the audited consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments believed by the Company to be necessary) to present fairly the financial information for such periods.

                                   FISCAL YEAR 1996                         FISCAL YEAR 1997
                          -------------------------------------    -----------------------------------------
                                  THREE MONTHS ENDED                       THREE MONTHS ENDED
                          -------------------------------------    -----------------------------------------
                          MAY 31,  AUG. 31,  NOV. 30,  FEB. 29,    MAY 31,    AUG. 31,    NOV. 30,  FEB. 28,
                           1995      1995      1995      1996       1996        1996        1996      1997
                                                      (IN THOUSANDS)
OPERATING RESULTS:
Net sales...............  $16,323  $16,679   $16,849   $17,911     $21,499    $23,259     $25,064   $25,340
Cost of sales...........    8,628    8,975     9,509    11,583      13,870     15,556      15,868    15,990
                          -------  -------   -------   -------     -------    -------     -------   -------
Gross profit............    7,695    7,704     7,340     6,328       7,629      7,703       9,196     9,350
General and
 administrative.........      791      743       694     1,615(1)    1,429(1)   1,448(1)    1,311     1,358(1)
Sales and marketing.....    1,409    1,357     1,489     1,406       1,646      1,643       1,767     1,717
Research and
 development............    1,537    1,340     1,348     1,362       1,144      1,204       1,025     1,243
Amortization of goodwill
 and other intangibles..      636      659       641       677         735        672         715       716
Write-off of goodwill
 and other intangibles..      --       --        --      2,071         --         --          --        --
Stock option
 compensation...........       66      656       --        --           52      1,833         --        283
                          -------  -------   -------   -------     -------    -------     -------   -------
Income (loss) from
 continuing operations
 before interest, taxes
 and other income.......    3,256    2,949     3,168      (803)      2,623        903       4,378     4,033
Interest and other
 expense, net...........    1,354    1,326     1,208     1,212       1,370      1,313       1,263     1,150
                          -------  -------   -------   -------     -------    -------     -------   -------
Income (loss) from
 continuing operations
 before income taxes....    1,902    1,623    1 ,960    (2,015)      1,253       (410)      3,115     2,833
Income tax expense......      650      496       752      (697)        435       (142)      1,081     1,000
                          -------  -------   -------   -------     -------    -------     -------   -------
Income (loss) from
 continuing operations..  $ 1,252  $ 1,127   $ 1,208   $(1,318)    $   818    $  (268)    $ 2,034   $ 1,883
                          =======  =======   =======   =======     =======    =======     =======   =======
OTHER DATA:
EBITDA (2)..............  $ 4,140  $ 4,492   $ 4,046   $ 2,213     $ 3,765    $ 3,774     $ 5,483   $ 5,426
MARGINS:
Gross profit............     47.1%    46.2%     43.6%     35.3%       35.5%      33.1%       36.7%     36.9%
Income (loss) from
 continuing operations..      7.7%     6.8%      7.2%     (7.4%)       3.8%      (1.2%)       8.1%      7.4%
EBITDA (2)..............     25.4%    26.9%     24.0%     12.4%       17.5%      16.2%       21.9%     21.4%

------------------
(1) General and administrative includes expenses of approximately $849,000 in the quarter ended February 29, 1996, related to the preparation and filing of a registration statement which was subsequently withdrawn and expenses of $388,000 and $221,000 in the quarters ended May 31, 1996 and August 31, 1996, respectively, for severance costs associated with two executive officers, including the Company's former Chief Executive Officer, and $275,000 in the quarter ended February 28, 1997 for costs associated with replacing the Company's former Chief Executive Officer.
(2) "EBITDA" is income from continuing operations before interest, taxes, depreciation, amortization and write-off goodwill and other intangibles, non-cash stock compensation and other income. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by GAAP. The Company, however, believes it is generally accepted that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.

  Quarterly revenues and results of operations may fluctuate in the future as a result of a variety of factors, including changes in product mix, demand for the Company's products, the introduction of new products and product enhancements by the Company or its competitors, changes in customer budgets, competitive conditions in the industry and general economic conditions. See "Risk Factors--Potential Fluctuations in Future Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

 GENERAL

  The Company's principal sources of liquidity have been cash flow generated from operations and private sales of debt and equity securities.

  The Company's principal working capital requirements are financing of accounts receivable and, to a lesser extent, purchases of inventory. At February 28, 1997, the Company had working capital of approximately $13.3 million, including $17.7 million of accounts receivable and $9.1 million of inventories offset by $6.5 million of accounts payable and $3.9 million of accrued expenses.

 OPERATING ACTIVITIES

  In fiscal 1995, operating cash flows were $5.7 million, resulting from $4.5 million of net income offset in part by increases in working capital, principally an increase in accounts receivable of $3.6 million, to support increased sales.

  In fiscal 1996, operating cash flows increased to $8.5 million although net income declined to $800,000 due principally to a $2.9 million increase in non-cash charges relating to goodwill, other intangibles and stock option compensation and a $5.2 million reduction in net working capital. Non-cash charges increased principally due to the $2.1 million write-off of goodwill and other intangibles associated with the Symbol acquisition. Net working capital was reduced through the liquidation of assets of the discontinued business which generated $4.4 million in cash and through a $6.4 million increase in accounts payable. However, these reductions in net working capital were offset in part by a $3.5 million increase in accounts receivable and by a $3.7 million increase in inventory.

  In fiscal 1997, operating cash flows declined to $6.7 million despite increased profitability due primarily to an increase in net working capital as accounts receivable increased by $3.4 million to support additional sales growth and accounts payable declined by $2.9 million as the Company reduced its average payment cycle.

 INVESTING ACTIVITIES

  In fiscal 1995, investing activities used cash of $1.8 million principally as a result of the purchase of property and equipment primarily for the expansion of production capacity, computer systems hardware and software and leasehold improvements. Additionally, the Company purchased approximately $1.2 million of machinery and equipment which was financed through an operating lease.

  In fiscal 1996, investing activities used cash of $9.1 million principally as a result of the acquisition of Pioneer for $9.6 million. Additionally, the Company invested cash to purchase property and equipment for $2.6 million principally for the tooling and the expansion of computer systems hardware and software. Proceeds from the sale of discontinued business assets provided $3.0 million in cash from investing activities.

  In fiscal 1997, investing activities used cash of $2.1 million principally as a result of the purchase of property and equipment primarily for tooling and the expansion of computer systems hardware and software.

  The Company anticipates that its planned purchases of capital equipment in fiscal 1998 will require expenditures of approximately $3.5 million consisting primarily of the acquisition of tooling, equipment and computer systems hardware and software.

 FINANCING ACTIVITIES

  In fiscal 1995, financing activities used cash of $4.3 million as the Company used cash generated by operations to reduce outstanding debt.

  In fiscal 1996, financing activities provided cash of $796,000 as a result of the reduction in debt by $750,000 offset by $1.5 million of cash received from the issuance of stock.

  In fiscal 1997, financing activities used cash of $3.2 million principally to reduce outstanding debt. On October 1, 1996, to provide additional liquidity, the Company amended and restated the Senior Loan Agreement governing the Senior Revolving Note and Senior Term Note to increase the Senior Term Loan to $30.0 million and increase the amount then available under the Senior Revolving Note to $9.0 million. Additionally, the amendment extended the repayment terms of both notes, modified the financial covenants of the Senior Loan Agreement and terminated the Subordinated Loan Agreement and Subordinated Note.

  As of February 28, 1997, after giving effect to the Offering and the application of the net proceeds to repay the Senior Term Note and the Senior Revolving Note, the Company would have had long-term debt of $707,000 and stockholders' equity of $75.5 million. Upon consummation of the Offering, the Company's principal source of liquidity will be approximately $10.1 million of cash. In addition, the Company anticipates entering into a new revolving credit agreement with a commercial lender providing borrowing capacity of approximately $20.0 million.

  The Company believes that the net proceeds from the Offering, together with existing cash balances, cash flows expected to be generated by operations and amounts available under the Company's anticipated new revolving credit agreement will be sufficient to meet the Company's cash requirements for working capital and capital expenditures through fiscal 1999.

  General price inflation has not had a material impact on the Company's results of operations in any of the past three fiscal years.

                                   BUSINESS

COMPANY OVERVIEW

  Datamax designs, manufactures and markets the bar code industry's broadest line of thermal printers, including entry level, mid-range, high performance and specialty thermal bar code printers. The Company is also one of the world's highest volume manufacturers of thermal bar code printers, having shipped approximately 58,000 printers in fiscal 1997 and over 250,000 printers since 1989. The Company's products are distributed in more than 90 countries through over 190 Resellers and OEMs. The Company also manufactures and markets an extensive range of bar code consumables (label and ribbon products) and a line of bar code verifiers, which are designed to ensure bar code label scannability and quality. Fiscal 1997 net sales were 61% thermal bar code printers, 23% consumables and 16% parts, verifiers and other related products and services.

  Bar coding technology allows users to capture, process and transmit data quickly, accurately and cost-effectively and has become the predominant technology in the automated identification and data collection ("Auto ID") market. The health care, manufacturing, retail, telecommunications and transportation and distribution industries and users in government and other non-commercial settings have adopted bar code technology to improve productivity and quality, to facilitate access to real-time information and to reduce costly errors. Many of these industries have mandated the use of industry specific bar code symbologies and label format standards and the Company expects this trend to continue. The Company believes that future bar code industry growth will be driven by further penetration into these and other existing markets as well as by the introduction of new bar code applications and technologies. The Company also expects that the rate of adoption of bar code technology in international markets will increase and that international markets will exhibit stronger growth than markets in North America. According to industry sources, 1996 worldwide shipments of bar code printers were estimated to be $1.4 billion ($762 million North America, $613 million international), with forecasted annual growth of 15% through 2000 (10% North America, 21% international). The 1996 worldwide bar code consumables market was estimated to be $1.7 billion ($1.0 billion North America, $700 million international), with forecasted annual growth of 19% through 2000 (14% North America, 24% international).

  The Company has grown rapidly over the past several years. The primary drivers of this growth were the introduction of new internally developed products, the expansion of existing product families, the expansion and strengthening of the Company's distribution network, particularly internationally, and the acquisition of a bar code consumables company. The Company's net sales grew from $56.7 million in fiscal 1995 to $95.2 million in fiscal 1997, a compound annual growth rate of approximately 30%. Approximately 70% of this growth was from internal sources, with the remaining 30% resulting from the acquisition.

  Since March 1993, the Company has invested heavily in research and development, has increased the number of its product families from three to fourteen, has introduced the Company's first high performance and specialty thermal bar code printers and has significantly expanded its line of bar code consumables. The Company's development efforts, combined with increased vertical integration and flexible manufacturing capabilities, have resulted in products that are designed and manufactured for reliability and performance, at a cost that allows the Company to provide superior value to customers. The Company strives to improve product design and reduce costs on an ongoing basis. The Company plans to continue to enhance the capabilities and quality of its current products and to develop and introduce new products to meet changing customer needs and developing industry standards.

  The Company's products are sold exclusively through indirect distribution channels, with over 190 Resellers and OEMs distributing the Company's products. The Company believes its exclusive use of indirect channels of distribution provides for optimal distribution of the Company's products because it offers superior profit opportunities for its Resellers, encourages OEMs to integrate Datamax products into their systems and minimizes marketing and pricing conflicts between the Company and its distribution channels. In addition, to allow OEMs to more easily configure Datamax products' internal programming language into the OEM's specific language, the Company has developed its proprietary Firmware Development Kit software. The Company believes that this product provides the Company a unique advantage over competitors in the OEM market. Datamax also is in the process of developing strategic relationships with several software providers as a part of its "Solutions Connection" program to enable the Company's customers to provide a more comprehensive range of solutions to end users.

INDUSTRY OVERVIEW

  The Auto ID industry consists of the design, manufacture and marketing of products and technologies that enable the automatic capture, processing and transmission of data. Auto ID technologies include bar coding, radio frequency identification and communications, smart cards, optical character recognition and voice recognition. These technologies help eliminate errors commonly associated with manual data entry and allow information to be entered into computer databases, processed and transmitted in real time. Bar coding allows users to capture, process and transmit data quickly, accurately and cost-effectively and has become the predominant technology in the Auto ID market.

  Bar code labels generally contain one or more machine-readable bar codes as well as alphanumeric characters. Bar codes typically consist of a series of vertical bars and spaces of specified widths, representing specific alphanumeric and control characters. More complex two-dimensional ("2-D") bar codes are now in use which can store much more information in a relatively smaller space than traditional bar code symbologies. For example, a 2-D bar code of approximately 2.25 by 2.25 inches can store the entire text of the Gettysburg Address. The following are examples of typical bar code labels:

               [INSERT GRAPHIC DEPICTING SAMPLE BAR CODE LABELS]



  Bar code labels can be printed in large batches or "on-demand." On-demand printing generally refers to the generation of labels at the point of use, when and where they are needed, frequently in environmentally harsh conditions. Unique variable data such as time of issue, serial number, weight, part number, employee ID number or expiration date can be processed and printed on site for immediate placement on the item to be identified.

  The bar code segment of the Auto ID industry consists primarily of five product categories: (i) printers that create bar code labels; (ii) hand-held and stationary scanners that read and decode bar codes; (iii) data collection terminals; (iv) labeling media and other consumables used with bar code printers; and (v) software, services and other products. According to industry sources, 1996 worldwide shipments of bar code products, which include scanners, data collection terminals, printers, consumables (ribbons and labels), software, services and other bar code products, was $7.25 billion. Worldwide shipments of bar code printers in 1996 were estimated to be $1.4 billion ($762 million domestic, $613 million international) with forecasted growth of 15% per year through 2000 (10% domestic, 21% international). The 1996 worldwide bar code consumables market was estimated to be $1.7 billion ($1.0 billion domestic, $700 million international) with annual growth of 19% through 2000 (14% domestic, 24% international). The following charts show percentages by category of 1996 North American and international shipments of bar code products:

 [INSERT GRAPHIC REFLECTING 1996 PERCENTAGES BY CATEGORY OF NORTH AMERICAN AND
                 INTERNATIONAL SHIPMENTS OF BAR CODE PRODUCTS]



                    Source: Venture Development Corporation

  The health care, manufacturing, retail, telecommunications and transportation and distribution industries and users in government and other non-commercial settings have adopted bar code technology to improve productivity and quality, to facilitate access to real-time information and to reduce costly errors. Many of these industries have mandated the use of industry specific bar code symbologies and label format standards and the Company expects this trend to continue.

  Applications for bar code technology exist in many industries and markets, including:

Health Care     Bar code labels are used by hospitals and laboratories to
                identify medication, blood and tissue samples. X-rays, patient records and even patients are identified with bar code labels, reducing operating costs and potentially reducing life-threatening errors. Other applications exist in hospitals, laboratories, health maintenance organizations, insurance companies and medical device and pharmaceutical manufacturers.

Manufacturing   Bar code labels are used in inventory control, work-in-process management, lot tracking, quality assurance, tool tracking, labor reporting, warranty tracking, product identification, shipping and compliance labeling. Bar code labels can be used in a variety of harsh manufacturing environments.

Retail Price information for each bar coded item is downloaded from a store's computer system to the cash register which reduces errors, speeds checkout transactions and updates inventory records in real time, enabling retailers to avoid overstock or stock-out situations.

Telecommunications
                Bar code labels are used for tracking printed circuit boards in telephone switching equipment, for tracking fixed assets and improving the processing of utility bills.

Transportation & Distribution
                Bar code labels allow goods to be accurately tracked while in transit. Most major package delivery and transportation companies, including overnight package delivery services, utilize bar coding to trace shipments from pickup to delivery.

Other Bar coding may be used anywhere information needs to be collected, identified, monitored or recorded. For example:

                . The U.S. Department of Defense uses bar coding to track ordnance and other mission critical materiel.

                . Insurance companies, mortgage banks and law firms use bar coded file labels to track critical documents.

                . At trade shows, bar coded attendee badges help exhibitors capture data for lead tracking.

                . Ski resorts issue water resistant lift tickets that are bar coded to monitor slope traffic patterns and help prevent fraud.

                . Bar coded member ID cards are scanned at video store rental counters to track tapes, monitor sales and record customer activity.

                . Sporting, political and other high-profile events use bar coded identification badges to restrict access.

                . Museums use bar coded labels to track artwork and artifacts.

                . The U.S. Postal Service uses bar code print and apply systems for change of address labeling.

                . Lottery systems use bar code validation devices for "instant win" lottery tickets to help prevent fraud.

  The Company believes that future bar code industry growth will be driven by further penetration into these and other existing markets as well as by the introduction of new bar code applications and technologies. The Company also expects that the rate of adoption of bar code technology in international markets will increase and that international markets will exhibit even stronger growth than markets in North America.

BAR CODE LABEL PRINTING

 PRINTERS

  A typical bar code label printer incorporates a variety of hardware, firmware and software, including a power supply, a print engine, a microprocessor-based controller and an internal or external label source. Several print technologies can be used to generate bar code labels, including thermal transfer, direct thermal, dot matrix, laser and ink jet. The following table briefly describes each major bar code label printing technology:

Thermal         Creates images by selectively heating very small printhead
Transfer        elements to melt ink from a wax or resin-coated film ribbon onto a paper or synthetic label.
Direct          Creates images when the heated printhead elements come into
Thermal         contact with paper chemically treated to change color when heated. Uses essentially the same technique as thermal
                transfer, but does not require a ribbon.
Dot Matrix      Creates images when small hammers strike a fabric ribbon to transfer ink to a printing surface.
Laser           Creates images when a laser beam charges certain areas of a rotating drum to form an image. Powdered toner ink is picked up by these charged areas and then transferred to a label using heat and pressure.
Ink Jet         Creates images when small jets spray dots of ink onto a label or a package surface.

  For on-demand bar code label printing applications, thermal printing has emerged as the preferred technology due to its speed, processing power, image quality, high print resolution and cost. Thermal printers offer rugged, durable designs ideal for environmentally demanding industrial applications. The term "thermal printing" is often used to refer to both thermal transfer and direct thermal printing technologies. Thermal transfer printing has become the most prevalent bar code label printing technology because it (i) prints labels at relatively low cost and with high quality compared to alternative bar code printing technologies, (ii) can be used with a wide variety of smooth-surfaced, general purpose paper and specialty synthetic materials and (iii) permits the use of high-performance, environmentally resistant resin inks which are not viable with other printing technologies. Direct thermal printing may be preferable for cost sensitive customers who favor the simplicity of a ribbonless system for short-term use under normal environmental conditions and for customers who do not require certain synthetic labeling stock such as plastics or metal foils.

 CONSUMABLE PRODUCTS

  Bar code labeling media consists of two consumable components: bar code labels and thermal transfer ribbons. Bar code labels are generally classified as either paper or synthetic and are typically purchased by the end user in rolls of precut individual labels, sized to meet such end users needs. Paper is the most common labeling material and is the least expensive. More expensive synthetic materials, including polyester, vinyl and mylar, are used for applications where a label is subjected to excessive abrasion, heat, ultra-violet light, chemicals or other destructive conditions. Thermal transfer ribbons are available in three basic grades, based on durability and image quality. Wax-based ribbons are the most common and are the least expensive. More expensive resin-based ribbons are used for demanding applications or with labeling stock that will not accept wax-based images. Wax/resin combinations can afford the user some of the benefits of a resin-based formulation at lower cost. Labeling media represents an opportunity for recurring revenue that the Company believes will grow at a rate exceeding that of the market for bar code printers as the industry's installed base of bar code label printers continues to grow.

 VERIFICATION PRODUCTS

  Bar code verifiers ensure bar code scannability, quality and accuracy by comparing a symbol's key characteristics with certain quality and specification measures. On-line bar code verifiers are typically used in conjunction with a printer or other device to automatically verify every bar code symbol as labels are printed or applied. Portable bar code verifiers are typically used to manually spot check the quality of labels after placement on the item that they are intended to identify. In many industries, including the automotive, retail, electronics and telecommunications industries, companies require their suppliers to label shipments with bar coded labels and levy significant fines on suppliers for out-of-spec or unscannable bar codes. Consequently, verification is increasingly used by suppliers as a means to protect their business by ensuring bar code scannability and quality.

BUSINESS STRATEGY

  The Company's business strategy includes the following key elements:

 THE INDUSTRY'S BROADEST PRODUCT LINE

  Datamax designs, manufactures and markets the bar code industry's broadest line of thermal printers, including entry level, mid-range, high performance and specialty thermal bar code printers. The Company also manufactures and markets an extensive range of bar code consumables (label and ribbon products) and a line of bar code verifiers. The Company believes that the breadth of its product line gives the Company a competitive advantage in meeting the needs of its customers by (i) providing them with a "one-stop shop" for reliable thermal bar code printers and supplies, (ii) allowing them to reduce their number of suppliers and the technical support costs associated with maintaining multiple vendor relationships and (iii) enabling them to provide end users with integrated systems designed to produce high quality bar code labels. The Company plans to continue to enhance the capabilities of its current line of thermal bar code printers and to develop and introduce new products, such as the Company's new Windows-compatible printers, to meet changing customer needs and developing industry standards. The Company's strategy also calls for continued expansion of its line of consumables for Datamax and competitive printers by expanding its own consumables operations and by collaborating with, or potentially acquiring, consumables suppliers. In addition, the Company plans to continue to upgrade and expand its line of bar code verifiers for hand-held use and for integration with the Company's printer products.

 RELIABLE HIGH-QUALITY PRODUCTS

  Datamax is committed to shipping products with the highest levels of reliability and performance. The Company's product development program focuses on designing and engineering products for long-term reliability and performance in the field. In addition, the Company invested over $2 million in fiscal 1997 in improved tooling and quality systems, internal process improvements, bar code material tracking systems and employee training. As one measure of the resulting improvements, the Company reduced corrective action requests outstanding from its customers by 90% during fiscal 1997.

 FLEXIBLE, LOW COST MANUFACTURING ENABLING EXCELLENT PRICE/PERFORMANCE RATIOS

  The Company's products are designed and engineered for low cost manufacturing while still providing superior performance, reliability and quality. Through the combined efforts of engineering, marketing and manufacturing, the Company continually strives for improved manufacturing costs and flexibility through vertical integration, common and scaleable parts across product lines, strategic vendor relationships and tooling investments for mechanical and electronic (ASIC) parts. In addition, the design of the Company's products and manufacturing facilities enable the Company to routinely configure very small product runs to meet customers' individual needs while still controlling costs. This capacity for "mass customization" enables Datamax to provide thousands of custom product configurations with superior price/performance ratios to customers.

 EXCLUSIVE USE OF INDIRECT DISTRIBUTION CHANNELS

  Because of the wide variety of applications for the Company's products and because its products are frequently integrated with other bar code products to form complete systems, the Company sells exclusively through indirect distribution channels, with over 190 Resellers and OEMs, each offering expertise in particular markets. The Company believes its exclusive use of indirect channels of distribution provides for optimal distribution of its products because it offers superior profit opportunities for its Resellers, encourages OEMs to integrate Datamax products into their systems and minimizes marketing and pricing conflicts between the Company and its distribution channels. The Company's distribution strategy also provides its distribution network with the opportunity to sell the Company's lines of consumables as well as their own or third party consumables to end users without direct competition from the Company. Over the past two fiscal years, the Company has added 78 new Resellers and OEMs worldwide and plans to continue to make significant investments in sales and marketing to expand its distribution channels and to support new product introductions.

 FOCUS ON INTERNATIONAL AS WELL AS DOMESTIC MARKETS

  A key element of the Company's strategy is its focus on international markets, which are forecasted by industry sources to grow even faster than domestic markets. Since 1993, the Company has made significant investments in sales and marketing to expand its international distribution channels. In addition, the Company manufactures international versions of most of its products, which are compatible with foreign power supplies and are available in up to 40 languages, including Chinese and Kanji. As a result, international sales have grown from $11.4 million (24% of net sales) in fiscal 1994 to $29.8 million (31% of net sales) in fiscal 1997. The Company plans to continue this focus in the future, expanding its international distribution both within currently served geographic regions and into new regions of the world.

 PARTNERING TO PROVIDE INTEGRATED CUSTOMER SOLUTIONS

  Through Company-developed and third party software and complementary products, the Company enables its customers to provide integrated Auto-ID systems solutions to end users utilizing Datamax printers. In addition, to allow OEMs to more easily configure Datamax products' internal programming language into the OEM's specific language, the Company developed and markets its proprietary Firmware Development Kit software. The Company believes that this product provides the Company a unique advantage over competitors in the OEM market. Datamax also is in the process of developing strategic relationships with several software providers as a part of its "Solutions Connection" program to enable the Company's customers to provide a more comprehensive range of solutions to end users. Examples of such solutions include programs that enable Datamax printers to replace competing brands in existing integrated systems and to provide specialized label formatting. The Company plans to continue its focus on these programs to increase the number of partners and provide an expanding portfolio of integrated solutions to customers.

PRODUCTS

  Datamax designs, manufactures and markets the bar code industry's broadest line of thermal printers, including entry level, mid-range, high performance and specialty thermal bar code printers. The Company also manufactures and markets an extensive range of bar code consumables (label and ribbon products) and a line of bar code verifiers.

 BAR CODE PRINTERS

  The Company's Prodigy product family, introduced in 1989, was the first thermal transfer bar code label printer to sell at a retail price of under $3,000. By 1992, the Company's product line consisted of the Allegro, Prodigy and Prodigy Plus product families. Since that time, Datamax has substantially broadened its product line, introducing printers featuring print density up to 300 dots per inch ("DPI"), print speeds up to 10 inches per second ("IPS"), print widths up to 8.5 inches and 32 bit RISC processors. With the addition of the DMX 600 and DMX 800 product families, the Company entered into the high performance segment of the bar code printer market. In 1995, the Prodigy Plus Linerless and the PE 42 (print and apply engine) product families represented the Company's first entry into the manufacture of specialty application printers. Most recently, the Company has expanded the entry level segment with a higher performance model of the original Allegro printer and lower cost versions of the Ovation!, including one of the industry's first Windows printers, the WinOvation!.

  Set forth below is a table showing data relating to the Company's principal product families:

                                                                          LIST
                                                                          PRICE
PRODUCT                     DATE OF    DENSITY SPEED  WIDTH              OF BASE
FAMILY       PERFORMANCE INTRODUCTION   (DPI)  (IPS) (INCHES) PROCESSOR MODEL (1)
Allegro (2)     Entry     October 1992   203     2     4.1      8 bit    $1,395
Allegro2        Entry       April 1997   203     3     4.1      8 bit    $1,395
Ovation!
 (2)            Entry     October 1995 203/300   2     4.1     32 bit    $  995
Ovation!2
 (2)            Entry       March 1997   203     2     4.1     16 bit    $  795
WinOvation!     Entry       March 1997   203     2     4.1     16 bit    $  795
Prodigy          Mid          May 1989   203     4     4.4      8 bit    $2,195
Prodigy
 Plus (2)        Mid          May 1991   203     8     4.1      8 bit    $2,295
Prodigy MAX
 (2)             Mid      October 1995 203/300  10     4.1     32 bit    $2,195
DMX 400          Mid        March 1994   203     4     4.1     32 bit    $1,995
DMX 430          Mid       August 1994   289     6     4.1     32 bit    $2,695
DMX 600 (2)     High     November 1994   300     8     6.4     32 bit    $5,250
DMX 800 (2)     High          May 1995   300     5     8.5     32 bit    $6,250
Prodigy
 Plus
 Linerless    Specialty    August 1995   203     8     4.1      8 bit    $3,295
PE 42         Specialty   October 1995   203    10     4.1     32 bit    $4,995

---------------------
(1) Actual list prices vary depending upon the number of options and features added to the base model. Actual price paid varies depending on customer volume and applicable discounts.
(2) Also available in different OEM configurations.

  Printers in each product family are designed to be easily configured with a wide number of options to meet a particular end user's requirements. Optional features include internal and external reminders for batch label printing; cutters for producing individual labels or strips of labels; mechanisms to peel away and rewind label backing as a label is dispensed; memory cards and chips for storing label formats, graphics and fonts; memory expansion chips for enhancing printer performance; and communications options that enable the Company's products to operate in a range of computing environments. These options add functionality and value for the end user and generate additional revenue for the Company and its Resellers and OEMs.

  Each of the Company's products incorporates Datamax designed computer hardware, electromechanisms and firmware which operate the printer and enable the printer to receive data from a host computer. Datamax printing systems operate using DPL, a proprietary printer driver language which was designed by the Company and is compatible with integrated Auto-ID systems running under UNIX, MS/DOS and Windows. The Company also offers Windows drivers to facilitate the integration of other Datamax printers into Windows based systems. In addition, the Company's Firmware Development Kit allows OEMs to configure DPL into the OEM's specific language. With the introduction of the WinOvation!, the Company now offers a Windows only printer design. The Company believes that this approach provides a low cost "plug and play" printer for the entry level segment.

  The Company derived approximately 76%, 73% and 61% of its net sales from sales of thermal bar code printers in fiscal 1995, 1996 and 1997, respectively.

 CONSUMABLES

  The Company offers a variety of labeling media: both paper and synthetic labeling stock and thermal transfer ribbons of varying formulations, widths, lengths and colors. The Company typically manufactures and sells labeling stock material which it prints, perforates, slits or die cuts into individual labels to match customer specifications. Datamax's label products also incorporate various adhesive formulations. For example, some adhesives are permanent and will keep a label in place even with exposure to temperature extremes, high humidity, chemical immersion or outdoor use. Others can be easily removed without leaving a residue. Still others are tamper-evident and will not come off in one piece if removal is attempted.

  The Company also offers thermal transfer ribbons manufactured by third parties to its exacting specifications in three basic formulations: "wax-based," "resin-based" and "wax/resin" combinations. The Company has introduced a high-performance wax-based ribbon, MaxWax, which it believes offers superior performance, at comparable prices, relative to traditional wax-based ribbon products.

  The Company derived approximately 9%, 11% and 23% of its net sales from sales of consumables in fiscal 1995, 1996 and 1997, respectively.

 OTHER PRODUCTS AND SERVICES

  The Company manufactures and markets on-line verifiers, which are used in conjunction with a printer or other device to automatically verify every bar code symbol, and portable verifiers, which are used apart from the printing system to manually verify bar codes. The Company believes bar code verifiers will become an important complement to its bar code printers, however, it does not anticipate that net sales of verification products will represent a large percentage of its annual net sales.

  The Company offers replacement thermal printheads and parts used for the repair of its printers. The Company also offers repair services at its Orlando, Florida and metropolitan London locations for which it typically charges time plus materials. In addition, certain of the Company's Resellers and OEMs offer replacement parts and repair services for the Company's printers. The Company typically offers a one year warranty on its bar code printers and incurred approximately $144,000 of warranty expense in fiscal 1997.

  The Company also provides contract manufacturing capacity for strategic customers, whose products complement the Company's business strategy.

  The Company derived approximately 15%, 16% and 16% of its net sales from sales of other products and services in fiscal 1995, 1996 and 1997, respectively.

SALES AND MARKETING; CUSTOMERS

  Because of the wide variety of applications for the Company's products and because its products are frequently integrated with other bar code products to form complete systems, the Company sells exclusively through indirect distribution channels, with over 190 Resellers and OEMs, each offering expertise in particular markets. In accordance with its indirect distribution strategy, the Company sells its products to its Resellers and OEMs at a substantial discount to list price. The Company believes its exclusive use of indirect channels of distribution provides for optimal distribution of the Company's products because it offers superior profit opportunities for Resellers, encourages OEMs to integrate Datamax products into their systems and minimizes marketing and pricing conflicts between the Company and its distribution channels. The Company's distribution strategy also provides its distribution network with the opportunity to sell the Company's lines of consumable media as well as their own or third party consumables to end users without direct competition from the Company. In addition, to allow OEMs to more easily configure Datamax products' internal programming language into the OEM's specific language, the Company developed and markets its proprietary Firmware Development Kit software. The Company believes that this product provides the Company a unique advantage over competitors in the OEM market. Datamax also is in the process of developing strategic relationships with several software providers as a part of its "Solutions Connection" program to enable the Company's customers to provide a more comprehensive range of solutions to end users. In fiscal 1995, 1996 and 1997, the Company's top five customers accounted for approximately 39.3%, 31.3% and 28.0%, respectively, and the Company's top ten customers accounted for approximately 52.8%, 46.4% and 43.3%, respectively, of net sales. See "Risk Factors--Dependence on Significant Customers."

  The Company has made significant investments in sales and marketing to expand its international and domestic distribution channels and to support new product introductions. The Company plans to continue to make significant investments in sales and marketing to expand its distribution channels and to support new product introductions and over the past two fiscal years has added 78 new Resellers and OEMs worldwide. The Company's products are now distributed in more than 90 countries. In addition, the Company expanded its presence in the London metropolitan area and Singapore during fiscal 1997 to support its sales and marketing efforts. The Company's distribution channel offers Datamax products to a broad range of customers worldwide for use in bar coding systems. Approximately 26.9%, 29.9% and 31.3% of the Company's net sales in fiscal 1995, 1996 and 1997, respectively, were to international customers and the Company expects that sales to international customers will continue to represent a material portion of its net sales in the foreseeable future. All sales to international customers are denominated in U.S. dollars. In addition, the Company believes that many of its U.S. Resellers and OEMs sell a significant amount of the Company's products to international resellers and end users. See "Risk Factors--International Sales."

  Datamax's marketing strategy includes traditional marketing activities such as advertising, public relations, trade shows, direct mail, market research and reseller training sessions. The Company also utilizes advanced technology to support its marketing efforts including the Internet and PC based configuration and decision support tools for its resellers. The Company collaborates with members of its distribution network to identify opportunities, and designs and manufactures products based on their input. Customers attend periodic "partners' conferences" where new and planned Datamax products, new technologies, the marketplace, competition and other key issues are discussed. Additionally, a "partners' advisory council" composed of representatives from the Company's distribution channels meets several times annually with Datamax's senior management to review market developments, product strategy and Company direction. As part of its marketing and distribution strategy, the Company has developed and worked with third-party software vendors to develop software that enables its customers to provide fully integrated Auto-ID systems solutions to end users utilizing Datamax printers.

  In addition to its headquarters in Orlando, Florida, Datamax has offices in Eden Prairie, Minnesota, Robinson, Illinois, metropolitan London and Singapore to support sales and marketing efforts.

NEW PRODUCT DEVELOPMENT

  Datamax designs, manufactures and markets the bar code industry's broadest line of thermal printers, including entry level, mid-range, high performance and specialty thermal bar code printers. Since March 1993, the Company has invested heavily in research and development, has increased the number of its product families from three to fourteen and has introduced the Company's first high performance and specialty thermal bar code printers. The Company has also significantly expanded its line of bar code consumables. The Company believes that continued investment in research and development will be an important factor to the Company's future success. The Company plans to continue to enhance the capabilities of its current products and to introduce and develop new products to meet changing customer needs and developing industry standards. As a result, the

Company invests considerable resources in developing new products to provide customers in its targeted markets with cost effective solutions to their printing needs. Research and development spending totaled $4.0 million, $5.6 million and $4.6 million in fiscal 1995, 1996 and 1997, respectively.

  On February 28, 1997, the Company's engineering and development group consisted of approximately 46 full time engineers and design staff experienced in specialty printing applications as well as in mechanical. electronic, firmware and materials engineering. The Company provides the engineering group with computer aided design tools to facilitate an efficient design process and to shorten product development cycles. The Company's engineers have the ability to design in-house all mechanical parts, mechanisms, enclosures, electronics and firmware used in the Company's products. Specialty groups exist within engineering for the development of key components and technologies such as DPL and FDK software, power supplies and application specific integrated circuits. The Company also makes use of consultants in its research and development group from time to time to support internal development efforts.

MANUFACTURING AND PURCHASING

  The Company's printer manufacturing operations, located in its Orlando and Sanford, Florida facilities, consist primarily of metal fabrication, PC board and cable manufacturing, the assembly and testing of products, as well as the procurement of materials, components and subassemblies. The Company also manufactures consumables at the Pioneer facility in Robinson, Illinois. The Company purchases components, electronics subassemblies and custom parts from around the world from a select vendor base.

  The Company's products are designed and engineered for low cost manufacturing while still providing superior performance, reliability and quality. Through the combined efforts of engineering, marketing and manufacturing, the Company continually strives for improved manufacturing costs and flexibility through vertical integration, common and scaleable parts across product lines, strategic vendor relationships and tooling investments for mechanical and electronic (ASIC) parts. In addition, the design of the Company's products and manufacturing facilities enable the Company to routinely configure very small product runs to meet customers' individual needs while still controlling costs. This capacity for "mass customization" enables Datamax to provide thousands of custom product configurations with superior price/performance ratios to customers.

  The Company purchases certain parts and supplies from a limited number of vendors and in some instances from a single vendor. Some of the Company's vendors are located in foreign countries and therefore base their pricing, in part, on currency exchange rates. Although the Company believes that alternative sources are available for such parts and supplies, the Company currently relies on a primary source of supply, Kyocera Corporation, a publicly held Japanese corporation, for the majority of its thermal and thermal transfer printheads, and single sources of supply for certain microprocessors used to control its printers. The Company has generally been able to obtain adequate supplies of these parts to date, but the Company is vulnerable to limits in availability and changes in pricing, based on exchange rate fluctuations or otherwise, and changes in product design by these suppliers.

  The Company's consumables operations are located in Robinson, Illinois and include an art work facility, printing and converting presses, finishing equipment for perforating, slitting and fan-folding and the manufacturing support for procurement and fulfillment. The Company maintains an extensive stock of consumables, including 136 label and 646 ribbon products, which are typically shipped within one business day of order receipt. The Company purchases its consumables from a wide variety of sources and believes that alternative sources of supply are available for most of the consumable products processed by the Company.

COMPETITION

  The bar code printer and supplies market is highly competitive. Competition has increased in the last several years as new competitors possessing technological, marketing or other competitive advantages have entered the market. A number of companies compete directly with the Company and certain of the Company's competitors have significantly greater financial, technical or marketing resources than the Company. Moreover, certain of the Companies international competitors may, from time to time, experience competitive advantages or disadvantages as their domestic currencies fluctuate relative to the U.S. dollar. Certain of the Company's customers also manufacture and sell products that compete with the Company's products. The Company considers its direct competition in the bar code printer market to be suppliers of thermal transfer and direct thermal printers and supplies. In addition, the Company believes that some of its printers are used to print items other than bar code labels and therefore also compete with standard computer and label printers and supplies. Competitive pressures could cause the Company's products to have reduced market share or result in price erosion, either of which could adversely affect the Company's results of operations. The Company believes that competing successfully in the Company's markets today depends on a number of factors including product quality and reliability, product pricing and performance, product development and innovation and the level of technical and sales support offered by the manufacturer and available to distribution channels.

  The Company's principal competitors in the thermal transfer and direct thermal bar code printer and supplies market include: Zebra Technologies Corporation, a manufacturer of thermal bar code printers and supplies; Intermec Corporation, a manufacturer of bar code scanners. labels and thermal label printers; Eltron International, Inc., a manufacturer of thermal bar code printers and related supplies; Tokyo Electric Company and its affiliates, manufacturers of a broad range of electronic products, including thermal bar code printers; and Sato America, Inc., a manufacturer of thermal bar code printers and related supplies. Intermec is also one of the Company's largest customers, accounting for 7.6% of the Company's net sales in fiscal 1997.

INTELLECTUAL PROPERTY RIGHTS

  The Company currently holds registered U.S. trademarks on the words or marks Allegro, Datamax and Prodigy Plus, and trademarks on the words or marks Allegro 2, DMX, DPL, FDK, MaxWax, Ovation! Ovation!2, Prodigy, Prodigy MAX, Solutions Connection, WinOvation! and the phrase "Design by Datamax" and accompanying globe emblem. The trademark "Prodigy" is used by the Company under license from the holder thereof.

  Although the Company has certain patents it relies principally on unregistered copyrights and trade secrets. The Company currently seeks to enter into confidentiality agreements with its newly hired engineering, sales and marketing personnel; however, until recently, substantially all of the Company's employees were hired without such agreements. There can be no assurance that the Company's failure to enter into such agreements with its employees will not adversely affect its business, financial condition or results of operations. The Company also generally seeks to enter into license agreements with its Resellers and OEMs and limit access to its systems, documentation and other proprietary information. It may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. In addition, the laws of certain countries in which the Company's products are or may be distributed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. Although the Company does not believe that its products infringe on the rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in costly litigation or require the Company to obtain a license to intellectual property rights of such third parties. In addition, there can be no assurance that such licenses will be available on reasonable terms or at all, which could have an adverse effect on the Company's business, financial condition or results of operations.

EMPLOYEES

  On February 28, 1997, the Company employed a total of 537 employees. Of this total, 46 were employed in the engineering and development group, 369 were engaged in manufacturing, 46 were engaged in sales and marketing and 76 were engaged in administration. None of the Company's employees is represented by a labor union. The Company considers its relationship with its employees to be good.

FACILITIES

  The Company's principal manufacturing, research and development, service, administrative and warehouse facilities consist of approximately 86,800 square feet located in Orlando, Florida, with approximately 53,200 square feet of additional manufacturing and warehouse space located in nearby Sanford, Florida and approximately 38,000 square feet of manufacturing and warehouse space in Robinson, Illinois. The approximately 86,800 square feet occupied in Orlando is occupied pursuant to various leases expiring on January 31, 1999. The Sanford facility is occupied pursuant to a lease that expires on November 14, 2001. The Illinois facility is owned by the Company's wholly owned subsidiary, Pioneer. The Company may be required to expand the Pioneer space to accommodate planned growth in the Company's consumables business. The Company also maintains sales offices in metropolitan London and Singapore consisting of approximately 6,476 square feet in the aggregate under leases expiring between April 30, 1998 and April 24, 2001. The Company believes its property, equipment and manufacturing facilities are in good condition and suitable for its needs.

LEGAL PROCEEDINGS

  The Company is currently not a party to any material legal proceedings.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the Company's directors and executive officers.

NAME                             AGE                   POSITION
                                     Chief Executive Officer and Chairman of the
Marvin A. Davis.................  59 Board
Thomas E. Turner................  49 President and Director
Robert L. Wohlers...............  45 Senior Vice President, Chief Technical
                                     Officer and Director
T. Michael Janney...............  48 Senior Vice President, Chief Financial
                                     Officer and Treasurer
Dino G. Zampini.................  55 Senior Vice President, Operations
William M. Bouverie.............  54 Senior Vice President, Engineering
Peter E. Bennett................  55 Director
Donald H. Gately................  77 Director
Carl E. Ring, Jr................  59 Director
Robert A. Spann.................  62 Director
Jeffrey A. Weber................  32 Director

  Marvin A. Davis has served as Chief Executive Officer since April 1996, as Chairman of the Board since April 1997 and as a director since 1994. Mr. Davis also served as President of the Company from April 1996 to April 1997. Mr. Davis served in his capacity as President and Chief Executive Officer from April 1996 to February 1997 pursuant to a management agreement between the Company and GGG, Inc., a management consulting firm. Mr. Davis was a member of Grisanti, Galef & Goldress from 1983 to February 1997, when he resigned from Grisanti, Galef & Goldress and became an employee of the Company. Mr. Davis is also a director of Z-Axis Corporation, a litigation graphics manufacturer, and Crown Crafts, Inc., a bedding manufacturer, both public companies.

  Thomas E. Turner has served as President and a director of the Company since April 1997. From 1993 through March 1997 he was the Executive Vice President of Sales and Marketing for the Company. Prior to joining the Company, Mr. Turner was Senior Vice President-North America of Symbol, a manufacturer of bar code data capture systems, from 1990 to 1993. Prior to that time, Mr. Turner was Director of U.S. Marketing Operations for Wang Laboratories, Inc., a manufacturer of computer equipment, from 1989 to 1990. He also served as President and Chief Executive Officer of Wang Canada Ltd. from 1986 to 1989 and Director of International Marketing for Wang Laboratories, Inc. from 1983 to 1986.

  Robert L. Wohlers has served as Senior Vice President and Chief Technical Officer and a director of the Company since March 1993. Prior to that time, he served as Vice President of the Company from 1991 to 1993 and Director of Software Engineering of the Company from 1984 to 1991. Prior to joining the Company, Mr. Wohlers worked for Stromberg Carlson Corporation, a manufacturer of digital telephone switches, from 1981 to 1984, as a software engineering specialist.

  T. Michael Janney has served as Senior Vice President of the Company since April 1997 and has been Chief Financial Officer and Treasurer of the Company since 1993. From 1993 through March 1997, he also served as Vice President of the Company. Prior to joining the Company, Mr. Janney held the position of Executive Vice President and Chief Financial Officer of Laser Photonics, Inc., a provider of medical equipment, from 1987 to 1992.

  Dino G. Zampini has served as Senior Vice President, Operations of the Company since March 1997. From 1993 through March 1997, he was Vice President, Operations of the Company. Prior to joining the Company, Mr. Zampini was Director of Engineering and Manufacturing at Bell & Howell Company, a manufacturer of mail processing equipment, from 1988 to 1993. Previous positions included Vice President of Operations of Lexicon Corporation, a manufacturer of communications equipment and credit card verification devices, from 1986 to 1988, and Vice President of Product Development and Manufacturing for Coleco Industries, a manufacturer of consumer products, from 1978 to 1986.

  William M. Bouverie has served as Senior Vice President, Engineering of the Company since March 1997. From 1994 through March 1997, he was Vice President, Engineering of the Company. Prior to joining the Company, Mr. Bouverie was Vice President of Engineering for NAI Technologies, Inc., a manufacturer of computer products and printing devices, from 1988 to 1993, and spent 10 years with Eaton Corporation, a manufacturer of processors and controls for electronic warfare systems.

  Peter E. Bennett has served as a director of the Company since 1993. He is a founding partner of Liberty Partners, L.P., whose general partner is Liberty Capital Partners, Inc., an investment management firm, where he has served as Managing Director since September 1992. For five years prior thereto, Mr. Bennett was a Managing Director and Senior Vice President of Merrill Lynch Interfunding Inc., a subsidiary of Merrill Lynch & Co., an investment banking and brokerage firm. Mr. Bennett is also a director and stockholder of Liberty Capital Partners, Inc. Mr. Bennett is a director of Aldila, Inc., a manufacturer of golf club shafts.

  Donald H. Gately has served as a director of the Company since February 1994. Mr. Gately joined the Company in 1994 as Executive Vice President and Chief Operating Officer and held that position until he resigned in March 1997. Currently, Mr. Gately is General Manager of SpectraTurf, Inc., a manufacturer of playground surfacing. Prior to joining Datamax, Mr. Gately was President of Donald H. Gately & Associates, Inc., a management consulting firm, from 1990 to 1994. From 1987 to 1990, Mr. Gately was President and Chief Executive Officer of Illinois Coil Spring Company, a manufacturing concern. Mr. Gately is also a director of Inrad, Inc., a manufacturer of crystals and crystal devices for controlling modulating laser beams.

  Carl E. Ring, Jr. has served as a director of the Company since March 1993 and as Chairman of the Board from April 1996 to April 1997. He is a founding partner of Liberty Partners, L.P., whose general partner is Liberty Capital Partners, Inc., where he has served as Managing Director since September 1992. From 1991 to 1992, he was President of Eden, Miller & Co., Incorporated, an investment banking firm. For more than five years prior thereto, Mr. Ring was a Managing Director of Lehman Brothers, an investment banking and brokerage firm. Mr. Ring is also a director and stockholder of Liberty Capital Partners, Inc. Mr. Ring is a director of Monaco Coach Corporation, a manufacturer of luxury recreational vehicles.

  Robert A. Spann has served as a director of the Company since 1993. He is Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer of Gilbert Engineering Co., Inc., a manufacturer of connectors for cable television. He has served as its President since 1975.

  Jeffrey A. Weber has served as a director of the Company since 1992. He has been President and Chief Executive Officer for William A.M. Burden & Co., L.P. ("Burden"), a private investment partnership, since 1996. From 1992 until 1996, Mr. Weber was the Managing Director and Chief Investment Officer for Burden. Mr. Weber is President and CEO of Burden Brothers, Inc. ("Burden Brothers"), the general partner of Burden. From 1990 through 1992, Mr. Weber was an Associate with Chemical Venture Partners, a venture capital partnership.

  Each director serves on the boards of Datamax International Corporation, Datamax Corporation and Datamax Bar Code Products Corporation. The Board of Directors is divided into three classes, as nearly equal in number as possible, with each director serving a three year term and one class being elected at each year's annual meeting of stockholders. Messrs. Gately and Weber are in the class of directors whose term expires at the 1998 annual meeting of the Company's stockholders. Messrs. Ring, Spann and Wohlers are in the class of directors whose term expires at the 1999 annual meeting of the Company's stockholders. Messrs. Bennett, Davis and Turner are in the class of directors whose term expires at the 2000 annual meeting of the Company's stockholders. At each annual meeting of the Company's stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three year terms and until their successors are elected and qualified. Messrs. Ring, Weber and Gately are members of the Audit Committee; Messrs. Davis, Bennett and Spann are members of the Compensation Committee; Messrs. Davis and Bennett are members of the Executive Committee, and Messrs. Davis, Bennett and Spann are members of the Stock Option Committee.

  Pursuant to the terms of an Agreement Regarding Director Nominations with Liberty Holdings, the Company has agreed to nominate for election to the Board two persons presented by Liberty Holdings for so long as Liberty Holdings continues to hold at least 20% of the outstanding Common Stock and one person presented by Liberty Holdings for so long as Liberty Holdings holds at least 10% but less than 20% of the outstanding Common Stock. Currently, all members of the Board of Directors are elected pursuant to the Stockholders Agreement, which will be terminated upon the consummation of the Offering. See "Certain Relationships and Related Transactions." All executive officers serve at the discretion of the Board. There are no family relationships between any of the directors or executive officers of the Company.

EXECUTIVE COMPENSATION

  The following table summarizes the compensation for services in all capacities paid to the Company's current and former Chief Executive Officers and the four other most highly compensated executive officers (the "Named Executives") for fiscal 1997.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                                                -----------------------------
                                                                       AWARDS         PAYOUTS
                                                                --------------------- -------
                                                                RESTRICTED SECURITIES
                                                   OTHER ANNUAL   STOCK    UNDERLYING  LTIP    ALL OTHER
NAME AND                        SALARY      BONUS  COMPENSATION   AWARDS    OPTIONS/  PAYOUTS COMPENSATION
PRINCIPAL POSITION        YEAR  ($)(1)       ($)       ($)         ($)      SARS (#)    ($)       ($)
Marvin A. Davis
 Chief Executive Officer  1997 $609,615(2) 100,000      --          --         --        --     $ 49,889(3)
Thomas E. Turner
 President                1997  181,432     87,500      --          --         --        --        7,542(4)
Robert L. Wohlers
 Senior Vice President
 and Chief Technical Of-
 ficer                    1997  214,014     17,500      --          --         --        --        8,898(4)
Dino G. Zampini
 Senior Vice President,
 Operations               1997  127,005     20,000      --          --         --        --        3,778(4)
William M. Bouverie
 Senior Vice President,
 Engineering              1997  127,005     20,000      --          --         --        --        5,240(4)
Robert C. Strandberg
 Former President and
 Chief Executive Officer  1997   33,537         --      --          --         --        --      410,105(5)

---------------------
(1) Includes amounts earned in 1997, but deferred at each executive's election pursuant to the Company's 401(k) profit sharing plan.
(2) Includes $600,000 in consulting fees paid to GGG, Inc. See "Certain Relationships and Related Transactions."
(3) Includes reimbursements for personal living expenses.
(4) Represents employer contributions to the Company's 401(k) profit sharing plan.
(5) Includes (a) $823 in employer contributions to the Company's 401(k) profit sharing plan and (b) $409,822 in severance pay and consulting fees.

  The following tables disclose for the Named Executives information regarding stock options granted or exercised during or held at the end of fiscal 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                              POTENTIAL
                                                                          REALIZABLE VALUE
                                                                          AT ASSUMED ANNUAL
                                       PERCENT OF                          RATES OF STOCK
                          NUMBER OF      TOTAL                                  PRICE
                          SECURITIES  OPTIONS/SARS                        APPRECIATION FOR
                          UNDERLYING   GRANTED TO  EXERCISE OR               OPTION TERM
                         OPTIONS/SARS EMPLOYEES IN BASE PRICE  EXPIRATION -----------------
NAME                     GRANTED (#)  FISCAL YEAR    ($/SH)       DATE       5%      10%
Marvin A. Davis.........    50,000         14%        $6.03     6/17/01   $ 83,299 $184,069
                           270,000         75          6.03     9/11/01    449,814  993,971
Thomas E. Turner(1).....       --         --            --          --         --       --
Robert L. Wohlers.......       --         --            --          --         --       --
Dino G. Zampini.........       --         --            --          --         --       --
William M. Bouverie.....     1,000          *          6.03     6/17/01      1,666    3,681
                            20,000          6          6.03     6/17/01     33,320   73,628
Robert C. Strandberg....       --         --            --          --         --       --

---------------------
 * Less than 1%.
(1) On May 30, 1997, Mr. Turner was granted an option to purchase 100,000 shares of Common Stock at an exercise price per share of $9.12.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                               OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                             OPTIONS/SARS AT       THE-MONEY OPTIONS/SARS
                         SHARES ACQUIRED                     FISCAL YEAR END       AT FISCAL YEAR END (1)
                          UPON EXERCISE  VALUE REALIZED ------------------------- -------------------------
NAME                           (#)            ($)       EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
Marvin A. Davis.........         --               --          60,000/270,000
Thomas E. Turner........         --               --         143,922/ 50,000
Robert L. Wohlers.......         --               --         355,556/ 0
Dino G. Zampini.........         --               --               0/ 40,000
William M. Bouverie.....         --               --               0/ 28,000
Robert C. Strandberg....     222,222       $1,339,888        133,334/ 0

---------------------
(1) At an assumed initial public offering price of $        per share, minus
    the exercise price.

  The Company did not grant any long term incentive awards in fiscal 1997.

DIRECTOR COMPENSATION

  Each director (other than directors who are employees of the Company or who are affiliated with a 1% or greater stockholder of the Company) receives an annual retainer of $20,000 per year and is reimbursed for out-of-pocket expenses related to the Company's business. Each director (other than directors who are affiliated with a 1% or greater stockholder of the Company) is also entitled to participate in the 1996 Long-Term Performance Incentive Plan. See "--Stock Plans--1996 Stock Option Plan."

STOCK PLANS

 1996 STOCK OPTION PLAN

  The Company has adopted the Datamax International Corporation 1996 Long-Term Performance Incentive Plan (the "1996 Stock Option Plan"), which provides for the granting to directors, employees and other key individuals who perform services for the Company ("Participants") the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance grants and other types of awards that the Board of Directors or a duly appointed committee of the Board of Directors (the "Committee") deems to be consistent with the purposes of the 1996 Stock Option Plan. The 1996 Stock Option Plan affords the Company latitude in tailoring incentive compensation to support corporate and business objectives and to anticipate and respond to changing business environments and competitive compensation practices.

  An aggregate of 1,000,000 shares of Common Stock of the Company have been reserved for issuance under the 1996 Stock Option Plan. Options for a total of 456,000 shares of Common Stock of the Company have been issued under the 1996 Stock Option Plan, at a weighted average exercise price of $6.71 per share and having termination dates ranging from June 2001 to January 2002. All of these options are outstanding, but not yet exercisable. Except for any other adjustments made by the Board of Directors relating to stock splits or certain other changes in the number of shares of Common Stock, or to reflect extraordinary corporate transactions, further increases in the number of shares authorized for issuance under the 1996 Stock Option Plan must be approved by the stockholders of the Company.

 STOCK PURCHASE PLAN

  The Company has adopted the Datamax International Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan"), which permits employees of the Company to purchase Common Stock at 85% of fair market value through payroll deductions. All employees of the Company who have completed 90 days of employment and who work at least 20 hours per week and 5 months per year are eligible to participate in the Stock Purchase Plan. An aggregate of 500,000 shares of Common Stock are reserved for issuance under the Stock Purchase Plan.

 1991 STOCK OPTION PLAN

  The DMX International Corporation 1991 Stock Option Plan (the "1991 Stock Option Plan") provides for the granting of options to purchase a maximum of 2,108,756 shares of Common Stock, to directors, officers and key employees of the Company. As of May 30, 1997, options for a total of 2,064,118 shares of Common Stock have been issued under this Plan, 709,862 of which shares have been exercised, 951,456 of which are exercisable and 402,800 of which are outstanding but not yet exercisable, each with exercise prices ranging from $0.005 to $6.03 and termination dates ranging from February 1998 to May 2003.

EMPLOYMENT AGREEMENTS

  Datamax entered into an employment agreement with Mr. Turner in May 1993. Pursuant to this agreement Mr. Turner was paid a salary and bonus of $268,932 in fiscal 1997.

  Datamax entered into an employment agreement with Donald H. Gately in February 1994, pursuant to which Mr. Gately was paid an annual salary of $195,000 and an automobile allowance of $7,200. Mr. Gately resigned from the Company in March 1995. In connection with Mr. Gately's resignation, the Company agreed to pay Mr. Gately $202,700 through March 1, 1996.

  Mr. Strandberg was President, Chief Executive Officer and Chairman of the Board of Directors of the Company from 1991 until April 1996. He resigned on April 25, 1996. Pursuant to his severance arrangements, the Company agreed to pay Mr. Strandberg his salary, including an automobile allowance, through April 1998 and to continue his health insurance for 18 months. During fiscal 1997, the Company paid a total of $148,429 to Mr. Strandberg under this agreement.

  G. William Hartman was a Director of Datamax from 1991 until June 1996 and Senior Vice President and Chief Operating Officer of Datamax from March 1995 until June 1996. He resigned on June 28, 1996. Pursuant to his severance arrangements, the Company agreed to pay Mr. Hartman his salary and automobile allowance through June 1997 and to continue his health insurance coverage for 12 months. During fiscal 1997, the Company paid a total of $129,875 to Mr. Hartman under this agreement.

  In April 1996, Datamax entered into a management agreement with GGG, Inc., under which Mr. Davis commenced to serve as President and Chief Executive Officer of the Company. During fiscal 1997, GGG, Inc. was paid a total of $775,000 under this agreement. In February 1997, Mr. Davis resigned from Grisanti, Galef & Goldress and became an employee of the Company. The Company entered into an employment agreement with Mr. Davis in February 1997, pursuant to which Mr. Davis is paid an annual salary of $500,000 plus a signing bonus of $100,000 and an additional annual bonus of up to $150,000 to be determined based on the Company's performance, together with reimbursement of expenses for commuting, apartment and auto rental. The Company's agreement with GGG, Inc. also required the Company to pay $175,000 to GGG, Inc. upon employing Mr. Davis. Also during fiscal 1997, Mr. Davis was granted options to purchase up to 320,000 shares of Common Stock of the Company, at an exercise price of $6.03 per share, with termination dates ranging from June 2001 to September 2001. At the end of fiscal 1997, 50,000 of these shares were exercisable and no shares had been exercised.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Strandberg, Davis, Bennett and Spann served as members of the Company's Compensation Committee and Stock Option Committee during fiscal 1997. Mr. Strandberg is no longer a member of such committees. Mr. Bennett is affiliated with Liberty and Liberty Holdings. See "Principal and Selling Stockholders" and "Certain Relationships and Related Transactions."

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Common Stock, giving effect to the Offering Related Transactions as of May 30, 1997, and immediately following the Offering by (i) each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each director and Named Executive of the Company, (iii) all directors and executive officers of the Company as a group and (iv) each Selling Stockholder. To the knowledge of the Company, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name unless otherwise noted and subject to community property laws where applicable. See "Certain Relationships and Related Transactions."

                                    SHARES                         SHARES
                                 BENEFICIALLY                   BENEFICIALLY
                                     OWNED                          OWNED
                                 PRIOR TO THE                     AFTER THE
                                   OFFERING                       OFFERING
                               -----------------  NUMBER OF   -----------------
                               NUMBER OF         SHARES BEING NUMBER OF
                                SHARES   PERCENT  OFFERED(1)   SHARES   PERCENT
PRINCIPAL STOCKHOLDERS, NAMED
 EXECUTIVES AND DIRECTORS:
Liberty Partners Holdings I,
 L.L.C. (2)..................  5,001,122  55.8%        --     5,001,122
Burden Direct Investment Fund
 I (3).......................    125,000   1.4     125,000          --
William A.M. Burden & Co.,
 L.P. (3)....................    400,004   4.5     400,004          --
William Hartman (4)..........    800,000   8.2         --       800,000
Marvin A. Davis (5)..........     60,000     *         --        60,000
Thomas E. Turner (6).........    187,118   2.1         --       187,118
Robert L. Wohlers (7)........    800,000   8.6         --       800,000
Dino G. Zampini..............        --      *         --           --
William M. Bouverie..........        --      *         --           --
Robert Strandberg (8)........    800,000   8.8         --       800,000
Peter E. Bennett (2).........        --    --          --           --
Donald H. Gately (9).........     44,200     *         --        44,200
Carl E. Ring, Jr. (2)........        --    --          --           --
Robert A. Spann (10).........     10,000     *         --        10,000
Jeffrey A. Weber (3).........        --    --          --           --
All directors and executive
 officers as a group
 (12 persons)................    613,678   6.4         --       701,428
OTHER SELLING STOCKHOLDERS:
Other Selling Stockholders as
 a group.....................    474,996   5.8%    474,996          --

---------------------
    *Less than 1%.
 (1) Messrs.       and       and Liberty Holdings have granted to the
     Underwriters a 30-day option to purchase up to an aggregate of additional shares, solely to cover over-allotments, if any. If such
     option is exercised in full, Messrs.       ,        and Liberty Holdings
     will own    %,    % and    % of Common Stock, respectively. Messrs.
            and        are members of the Company's management.
 (2) Liberty Holdings owns directly 5,001,122 shares of Common Stock. The members of Liberty Holdings are Liberty Investments 5, Inc., which is beneficially owned by SBA, and Liberty Investment Partners I, which is beneficially owned by, among others, Directors Peter E. Bennett and Carl
     E. Ring, Jr., as well as Michael J. Kluger and Paul J. Huston. The manager of Liberty Holdings, which has sole voting and investment power over the shares of Common Stock owned by Liberty Holdings, is Liberty Partners, L.P. Liberty Capital Partners, Inc. is the general partner of Liberty Partners, L.P. Peter E. Bennett, Carl E. Ring, Jr., Michael J. Kluger and Paul J. Huston are directors and stockholders of Liberty Capital Partners, Inc. and as such may be deemed to share beneficial ownership of the shares deemed to be beneficially owned by

    Liberty Holdings. The business address of Liberty Capital Partners, Inc., Liberty Partners, L. P., Liberty Investment Partners I, Liberty Investments 5, Inc. and Messrs. Bennett, Ring, Kluger and Huston is c/o Liberty Capital Partners, Inc., 1177 Avenue of the Americas, 34th Floor, New York, New York 10036.
 (3) Burden Direct Investment Fund I ("Fund I") owns directly 125,000 shares of Common Stock. William A. M. Burden & Co., L. P. ("Burden") and JAW Holdings I, L.L.C. ("JAW") are the general partners of Fund I. Burden Brothers, Inc. ("Burden Brothers") is the general partner of Burden and as such may be deemed to share beneficial ownership of the shares beneficially owned by Burden. Director Jeffrey A. Weber is President and CEO of Burden Brothers and owns a majority interest in JAW and as such may be deemed to have voting and dispositive power over the shares beneficially owned by JAW, Burden Brothers and Fund I. Burden owns directly 400,004 shares of Common Stock. Burden Brothers is the general partner of Burden and as such may be deemed to be the beneficial owner of the shares held by Burden. The business address of Fund I, Burden, JAW, Burden Brothers and Mr. Weber is c/o William A.M. Burden & Co., L.P., 10 East 53rd Street, New York, New York 10022.
 (4) Includes 244,444 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of May 30, 1997. Includes 159,624 shares of Common Stock held by Mr. Hartman's former spouse, June C. Winfield, and 68,000 shares of Common Stock held by Mr. Hartman's sons. Mr. Hartman's business address is P.O. Box 1293, Winter Park, Florida 32790.
 (5) Includes 60,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of May 30, 1997.
 (6) Includes 143,922 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of May 30, 1997.
 (7) Includes 355,556 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of May 30, 1997.
 (8) Includes 133,334 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of May 30, 1997. Mr. Strandberg's business address is c/o PSC Inc., 675 Basket Road, Webster, NY 14580.
 (9) Includes 44,200 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of May 30, 1997. Mr. Gately's business address is c/o SpectraTurf, Inc., 310 Reed Circle, Corona, California 91719.
(10) Includes 10,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of May 30, 1997. Mr. Spann's business address is c/o Gilbert Engineering Co., Inc., 5310 West Camelback, Glendale, Arizona 85310.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In connection with the Fargo Acquisition, the Company and the stockholders of the Company at such time (the "Original Stockholders"), including Liberty Investment Partners I, SBA and Mr. Wohlers, entered into a Stockholders Agreement (the "Stockholders Agreement"). All of the current directors of the Company were elected pursuant to the Stockholders Agreement. The Stockholders Agreement will be terminated upon the consummation of the Offering.

  Also in connection with the Fargo Acquisition, the Original Stockholders entered into a Registration Agreement with the Company (the "Registration Agreement"). The Registration Agreement provides for certain demand and piggyback registration rights to the Original Stockholders and to subsequent holders of the Common Stock. See "Shares Eligible for Future Sale-- Registration Agreement."

  Pursuant to the terms of an Agreement Regarding Director Nominations, the Company agreed to nominate for election to the Board two persons designated by Liberty Holdings for so long as Liberty Holdings or its affiliates continue to hold 20% of the outstanding Common Stock and one person designated by Liberty Holdings for so long as Liberty Holdings or its affiliates hold at least 10% but less than 20% of the outstanding Common Stock.

  In connection with the Fargo Acquisition, the Company paid Liberty a fee of $1.3 million and agreed to pay to Liberty a monthly monitoring fee of $10,000 for each month in which any amounts due under the Senior Revolving Note, the Senior Term Note or the Subordinated Note remain outstanding. Liberty has received aggregate monitoring fees of $480,000 as of February 28, 1997. The monthly monitoring fee will terminate upon the repayment of such notes in connection with the Offering. See "Use of Proceeds."

  Liberty Holdings owns warrants to purchase an aggregate of 244,657 shares of the Company's preferred stock and 2,886,948 shares of its Common Stock (the "Warrants"). The exercise prices of the Warrants are $3.00 per share and $1.50 per share, respectively. The Warrants will be exercised by Liberty Holdings concurrently with the Offering by applying the value of a portion of the Warrants (equal to (i) the number of shares issuable under the Warrants being exercised, multiplied by (ii) the initial public offering price less the per share exercise price) in lieu of payment of the exercise price. Based upon an
assumed initial public offering price of $     per share Liberty Holdings will
receive 217,473 shares of preferred stock (all of which shares will be converted into a total of 434,946 shares of Common Stock upon the consummation of the Offering) and 2,566,176 shares of Common Stock upon the exercise of the Warrants.

  On November 21, 1994, the Company made a loan to Mr. Turner, President and director of the Company, in connection with the exercise of certain of his compensatory stock options, in the principal amount of $40,000 which bears interest at an annual rate of 6% and which will become due and payable on or before June 30, 1997. On March 6, 1995, the Company made an additional loan to Mr. Turner in connection with the exercise of certain of his compensatory stock options in the principal amount of $46,392 which bears interest at the applicable federal rate and which will become due and payable on or before September 30, 1997. As of the end of fiscal year 1997, the entire principal amount of both loans was outstanding.

  Datamax entered into an employment agreement with Mr. Turner in May 1993. Pursuant to this agreement Mr. Turner was paid a salary and bonus of $268,932 in fiscal 1997.

  Datamax entered into an employment agreement with Donald H. Gately in February 1994, pursuant to which Mr. Gately was paid an annual salary of $195,000 and an automobile allowance of $7,200. Mr. Gately resigned from the Company in March 1995. In connection with Mr. Gately's resignation, the Company agreed to pay Mr. Gately $202,700 through March 1, 1996.

  Mr. Strandberg was President, Chief Executive Officer and Chairman of the Board of Directors of the Company from 1991 until April 1996. He resigned on April 25, 1996. Pursuant to his severance arrangements, the Company agreed to pay Mr. Strandberg his salary, including an automobile allowance, through April 1998 and to continue his health insurance for 18 months. During fiscal 1997, the Company paid a total of $148,429 to Mr. Strandberg under this agreement.

  Mr. Hartman was a director of Datamax from 1991 until June 1996 and Senior Vice President and Chief Operating Officer of Datamax from March 1995 until June 1996. He resigned on June 28, 1996. Pursuant to his severance arrangements, the Company agreed to pay Mr. Hartman his salary and automobile allowance through June 1997 and to continue his health insurance coverage for 12 months. During fiscal 1997, the Company paid a total of $129,875 to Mr. Hartman under this agreement.
  In April 1996, Datamax entered into a consulting agreement with GGG, Inc., under which Mr. Davis commenced to serve as President and Chief Executive Officer of the Company. During fiscal 1997, GGG, Inc. was paid a total of $775,000 under his agreement. In February 1997, Mr. Davis resigned from Grisanti, Galef & Goldress and became an employee of the Company. The Company entered into an employment agreement with Mr. Davis in February 1997, pursuant to which Mr. Davis is paid an annual salary of $500,000 plus a signing bonus of $100,000 and an additional annual bonus of up to $150,000 to be determined based on the Company's performance, together with reimbursement of expenses for commuting, apartment and auto rental. The Company's agreement with GGG, Inc. also required the Company to pay $175,000 to GGG, Inc. upon employing Mr. Davis. Also during fiscal 1997, Mr. Davis was granted options to purchase up to 320,000 shares of Common Stock of the Company, at an exercise price of $6.03 per share, with termination dates ranging from June 2001 to September 2001. At the end of fiscal 1997, 50,000 of these shares were exercisable and no shares had been exercised.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the consummation of the Offering, the authorized capital stock of the
Company will consist of      million shares of Common Stock, par value $0.01
per share and one million shares of preferred stock, par value $0.01 per share, after giving effect to the Offering Related Transactions. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  Each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the preferred stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. There are no preemptive, subscription, redemption or conversion rights or sinking fund provisions. There is no cumulative voting. All outstanding shares of Common Stock are and the shares of Common Stock offered hereby will be when issued, fully paid and nonassessable. The rights preferences and privileges of holders of Common Stock are subject to and may be adversely affected by, the rights of holders of any series of preferred stock which the Board may designate from time to time. See "--Preferred Stock."

  Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "DMAX." The transfer agent and registrar for the Common Stock is SunTrust Bank, Atlanta, 58 Edgewood Avenue, Annex Building Room 225, Atlanta, Georgia 30303.

PREFERRED STOCK

  The Certificate of Incorporation authorizes the Board to issue one million shares of preferred stock without further stockholder approval (except as may be required by applicable law or stock exchange regulations). The Board is authorized to cause the Company to issue shares in one or more series and to fix, by resolution, the voting powers, liquidation preferences, dividend rates, conversion rights, redemption provisions, participation, optional or other rights, if any and the qualifications, limitations or restrictions thereof, if any, including the number of shares in such series, without any further vote or action by the stockholders. Any shares of preferred stock so issued would likely have priority over the Common Stock with respect to dividend or liquidation rights or both. The Company has no present plans to issue any preferred stock.

WARRANTS

  Liberty Holdings owns Warrants to purchase an aggregate of 244,657 shares of the Company's preferred stock and 2,886,948 shares of its Common Stock. The exercise prices of the Warrants are $3.00 per share and $1.50 per share, respectively. The Warrants will be exercised by Liberty Holdings concurrently with the Offering by applying the value of a portion of the Warrants (equal to
(i) the number of shares issuable under the Warrants being exercised, multiplied by (ii) the initial public offering price less the per share exercise price) in lieu of payment of the exercise price. Based upon an
assumed intitial public offering price of $    per share, Liberty Holdings
will receive 217,473 shares of preferred stock (all of which shares will be converted into a total of 434,946 shares of Common Stock upon the consummation of the Offering) and 2,566,176 shares of Common Stock upon the exercise of the Warrants.

DELAWARE LAW AND CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS

  The Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation and the Bylaws contain several provisions that may make the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise more difficult. These provisions are designed to encourage persons seeking to acquire control of the Company to negotiate the terms with the Board. To the extent that these provisions discourage takeover attempts, they could discourage accumulations of large blocks of Common Stock, thus depriving stockholders of any advantages which large accumulations of stock might provide.

  The Certificate of Incorporation divides the Board into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the Board is elected each year. See "Management." Under the DGCL, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

  The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation provides that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors. Stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.

  The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date of the meeting, who is entitled to vote at a meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

  The Company is subject to Section 203 of the DGCL, which prohibits certain transactions between a publicly held corporation like the Company and an "interested stockholder." An "interested stockholder" is defined, with respect to a particular Delaware corporation (the "Subject Company"), as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of the Subject Company. Section 203 prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 50% of the consolidated assets of the Subject Company and certain transactions that would increase the interested stockholder's proportionate share ownership in the Subject Company) between an interested stockholder and the Subject Company for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination is approved by the Subject Company's board of directors prior to the date the interested stockholder acquired shares, (ii) the interested stockholder acquired at least 85% of the voting stock of the Subject Company in the transaction in which it became an interested stockholder or (iii) the business combination is approved by a majority of the Subject Company's board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

  There will be           shares of Common Stock outstanding upon completion
of the Offering (excluding 2,398,894 shares reserved for issuance upon the exercise of options granted pursuant to the Company's stock option plans, 1,810,256 of which relate to options that were outstanding as of May 30, 1997, and excluding 500,000 shares reserved for issuance pursuant to the Company's employee stock purchase plan, none of which had been purchased as of May 30,
1997). All of the shares sold in the Offering will be eligible for sale in the public market without restriction upon completion of the Offering. All of the remaining 7,962,184 shares of Common Stock will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The Company and its directors, officers and all of its existing stockholders have entered into agreements (the "Lock Up Agreements") that provide, subject to certain limitations, that for a period of 180 days after the commencement of the Offering they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, except that certain stockholders may sell shares of Common Stock pursuant to the Offering. Upon the expiration of the Lock Up Agreements, these 7,962,184 shares will be eligible for sale in the public market pursuant to Rule 144.

  Within 90 days after the date of this Prospectus, the Company intends to file a registration statement covering the sale of an aggregate of 2,398,894 shares of Common Stock reserved for issuance under its stock option plans and 500,000 shares of Common Stock reserved for issuance under its employee stock purchase plan. Of the 2,398,894 shares of Common Stock reserved for issuance under the Company's stock option plans, options to purchase 1,810,256 shares of Common Stock were outstanding on May 30, 1997, 280,800 of which are not subject to the Lock Up Agreements, and 1,485,256 of which are held by officers, directors or current stockholders of the Company and, therefore, are subject to the Lock Up Agreements. Of the 280,800 options not subject to the Lock Up Agreements, 10,000 were exercisable on May 30, 1997, and the associated shares of Common Stock will be eligible for sale to the public. Upon the expiration of the Lock Up Agreements, 1,029,206 of the 1,529,456 options held by officers, directors or current stockholders will be exercisable, and the associated shares of Common Stock will be eligible for sale in the public market pursuant to Rule 144. Sales of substantial amounts of the Common Stock in the public market could adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise additional capital through the sale of equity securities. See "Description of Capital Stock."

  In general under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquirer or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock ( shares immediately after the Offering) or the average weekly trading volume of the Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the late of the date of acquisition of restricted shares from the Company or from any affiliate of the Company and the acquirer or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the limitations described above.

REGISTRATION AGREEMENT

  In connection with the Fargo Acquisition, the Company and the Original Stockholders entered into the Registration Agreement. The Registration Agreement provides for certain demand registration rights for the Original Stockholders and subsequent holders of Common Stock. Holders of a majority of the registrable securities held by the Original Stockholders (and their permitted transferees) are entitled to request three long-form registrations in which the Company pays all registration expenses and, subject to certain limitations, an unlimited number of short-form registrations in which the Company pays all registration expenses. The Company is not required to effect a demand registration within six months of a previous registration in which holders of registrable securities participated without reduction of the number of their included shares.

  The Registration Agreement also provides that, subject to certain limitations, the Original Stockholders (and their permitted transferees) may request inclusion of their shares in a registration of securities by the Company (other than pursuant to a demand registration). Expenses incurred in connection with the exercise of such piggyback registration rights are borne by the Company.

                                  UNDERWRITING

  Subject to the terms and conditions of an Underwriting Agreement, dated
          , 1997 (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters"), who are represented by Donaldson, Lufkin & Jenrette Securities Corporation and The Robinson-Humphrey Company, Inc. (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have agreed to sell to them, the number of shares of Common Stock set forth opposite their names below.

                                                                   NUMBER OF
      UNDERWRITERS                                                  SHARES
      Donaldson, Lufkin & Jenrette Securities Corporation.........
      The Robinson-Humphrey Company, Inc..........................
                                                                   --------- ---
          Total...................................................
                                                                   ========= ===

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to the approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

  Certain of the Company's stockholders have granted to the Underwriters an option exercisable within 30 days after the date of this Prospectus to purchase, from time to time, in whole or in part, up to an additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will become obligated, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriters' initial commitment as indicated in the preceding table. Such stockholders and the Underwriters have agreed that, in the event such option is exercised in part, the Underwriters shall purchase the shares from such stockholders on a pro rata basis.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The officers, directors and all of the existing stockholders of the Company, including the Selling Stockholders, have agreed, subject to certain limitations, that for a period of 180 days after the commencement of the Offering, they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into exercisable or exchangeable for Common Stock except that certain stockholders may sell shares of Common Stock pursuant to the Underwriters' over-allotment option. See "Shares Eligible for Future Sale." The Company has also agreed that, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, it will not offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock or any securities convertible into or exchangeable for Common Stock for a period of 180 days from the commencement of the Offering, except shares of Common Stock issued pursuant to the exercise of outstanding options disclosed in this Prospectus or options granted after the date of this Prospectus pursuant to the Company's Stock Option Plans.

  Prior to the Offering, there has been no established trading market for the Common Stock. The initial price for the shares of Common Stock offered hereby will be determined by negotiations among the Company, the representatives of the Selling Stockholders and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the recent market price of securities of generally comparable companies and the general condition of the securities markets at the time of the Offering.

  The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Common Stock in part directly to the public initially at the price to the public set forth on the cover page of this Prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of $        per
share. The Underwriters may allow, and such dealers may re-allow, a concession
of not in excess of $        per share on sales to other dealers. After the
initial offering of the Common Stock, the public offering price and selling terms may be changed by the Representatives. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. In addition, the Underwriters may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Common Stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members in the Offering if the syndicate repurchases previously distributed Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  Other than in the United States, no action has been taken in any jurisdiction by the Company or the Underwriters that would permit a public offering of the Common Stock in any jurisdiction where action for that purpose is required. The Common Stock offered hereby may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the offer and sale of Common Stock may be distributed or published in or from any jurisdiction, except under circumstances that will result in compliance with applicable rules and regulations of any such jurisdiction. Persons into whose possession this Prospectus comes are hereby advised to inform themselves about and to observe any applicable restrictions relating to the offering of the Common Stock and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock in any jurisdiction or in any circumstances in which such offer or solicitation is unlawful.

  Of the shares of Common Stock offered hereby, 170,000 shares have been reserved (the "Reserved Shares") for sale to certain investors, including employees of Datamax and members of their families. The Reserved Shares will be sold at a price per share equal to the price to the public set forth on the cover page of this Prospectus. The number of shares available to the general public will be reduced to the extent those persons purchase Reserved Shares. Any shares not so purchased will be offered in the Offering at the price to the public set forth on the cover page of this Prospectus.

  As of the date of this Prospectus, The Robinson-Humphrey Company, Inc. and its affiliates own 95,000 shares of Common Stock and are parties to the Stockholders Agreement and the Registration Agreement. Donaldson, Lufkin & Jenrette Securities Corporation, which is acting as one of the Representatives, was paid $50,000 in 1995 for certain financial advisory services rendered to the Company.

                                 LEGAL MATTERS

  The validity of the Common Stock to be sold in the Offering will be passed upon for the Company by Kirkland & Ellis, Chicago, Illinois. Certain partners of Kirkland & Ellis own interests in a member of Liberty Holdings which owns shares of Common Stock. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The consolidated balance sheets of the Company as of February 29, 1996 and February 28, 1997 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended February 28, 1997 included in this Prospectus and elsewhere in the Registration Statement have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants given on the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock being offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to herein are not necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits and schedules thereto may be inspected at the public reference room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained at prescribed rates by writing the Commission. Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http:www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

Report of Independent Accountants.......................................   F-2
Consolidated Balance Sheets as of February 29, 1996 and February 28,
 1997...................................................................   F-3
Consolidated Statements of Income for the years ended February 28, 1995,
 February 29, 1996, and February 28, 1997...............................   F-4
Consolidated Statements of Stockholders' Equity for the years ended
 February 28, 1995, February 29, 1996, and February 28, 1997............   F-5
Consolidated Statements of Cash Flows for the years ended February 28,
 1995, February 29, 1996, and February 28, 1997.........................   F-6
Notes to Consolidated Financial Statements..............................   F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Datamax International Corporation

  We have audited the accompanying consolidated balance sheets of Datamax International Corporation (formerly DMX International Corporation) and Subsidiaries as of February 29, 1996 and February 28, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended February 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Datamax International Corporation and Subsidiaries as of February 29, 1996 and February 28, 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended February 28, 1997, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.
Orlando, Florida
April 7, 1997, except for
 Note 6 as to which
 the date is May 21, 1997

               DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                         FEBRUARY    FEBRUARY
                                                            29,         28,
                        ASSETS                             1996        1997
Current Assets:
  Cash and cash equivalents............................ $   381,164 $ 1,760,321
  Accounts receivable (less allowances of $513,675 at
   February 29, 1996 and $393,065 at February 28,
   1997)...............................................  14,462,628  17,701,505
  Inventories                                             8,676,164   9,143,070
  Deferred income taxes................................     636,922         --
  Income taxes receivable..............................     518,834         --
  Prepaid and other....................................     620,063     664,090
  Note receivable......................................     681,802         --
                                                        ----------- -----------
    Total current assets...............................  25,977,577  29,268,986
Property and equipment, net............................   5,715,571   6,219,965
Goodwill and other intangibles.........................  42,959,103  41,018,460
Deferred income taxes..................................   1,413,215   2,123,596
Other assets...........................................     814,065     339,882
                                                        ----------- -----------
    Total assets....................................... $76,879,531 $78,970,889
                                                        =========== ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................................... $ 9,377,260 $ 6,517,498
  Accrued compensation and benefits....................   1,252,972   1,712,395
  Other accrued liabilities............................   1,129,722   2,064,440
  Accrued liabilities of discontinued operations.......     609,600      95,200
  Income taxes payable.................................      14,898     274,568
  Bank borrowings......................................   1,001,002     567,116
  Current portion of notes payable to stockholder......   5,000,000   4,500,000
  Current portion of patent obligation.................     186,073     281,000
                                                        ----------- -----------
    Total current liabilities..........................  18,571,527  16,012,217
Non-current patent obligation..........................   1,113,927     707,180
Other non-current liabilities..........................      93,549         --
Notes payable to stockholder, less current portion.....  33,542,750  32,056,717
                                                        ----------- -----------
    Total liabilities..................................  53,321,753  48,776,114
                                                        ----------- -----------
Commitments and contingencies
Stockholders' Equity:
  Preferred stock, $0.01 par value, 1,000,000 shares
   authorized; no shares issued or outstanding.........         --          --
  Series A, voting, convertible preferred stock, $0.01
   par value, 1,085,799 shares authorized shares issued
   and outstanding of 1,085,799 at February 29, 1996
   and February 28, 1997, aggregate liquidation
   preference $2,384,010 at February 29, 1996 and
   $2,599,280 at February 28, 1997.....................      10,858      10,858
  Series B, voting, Convertible preferred stock, $0.01
   par value, 764,876 shares authorized, 500,000 shares
   issued and outstanding, liquidation preference
   $2,590,100 at February 29, 1996 and $2,823,163 at
   February 28, 1997...................................       5,000       5,000
  Common Stock, $0.01 par value, 37,149,325 shares
   authorized, shares issued and outstanding of
   2,456,132 at February 29, 1996 and 2,789,464 at
   February 28, 1997...................................      24,561      27,894
  Additional paid-in capital...........................  13,019,938  15,187,937
  Retained earnings....................................  10,497,421  14,963,086
                                                        ----------- -----------
    Total stockholders' equity.........................  23,557,778  30,194,775
                                                        ----------- -----------
    Total liabilities and stockholders' equity......... $76,879,531 $78,970,889
                                                        =========== ===========

           See accompanying notes to consolidated financial statements.

               DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                          YEAR ENDED   YEAR ENDED   YEAR ENDED
                                           FEBRUARY     FEBRUARY     FEBRUARY
                                              28,          29,          28,
                                             1995         1996         1997
Net sales...............................  $56,739,315  $67,761,624  $95,161,684
Cost of sales...........................   29,690,979   38,694,227   61,284,197
                                          -----------  -----------  -----------
Gross profit............................   27,048,336   29,067,397   33,877,487
General and administrative expenses.....    3,573,796    3,844,088    5,546,014
Sales and marketing expenses............    4,214,409    5,660,881    6,773,140
Research and development expenses.......    3,951,597    5,586,982    4,615,701
Amortization of goodwill and other
 intangibles............................    2,566,385    2,612,647    2,837,485
Write-off of goodwill and other
 intangibles............................          --     2,071,042          --
Stock option compensation expenses......      262,068      721,666    2,167,999
                                          -----------  -----------  -----------
Income from continuing operations before
 interest, taxes and other income.......   12,480,081    8,570,091   11,937,148
Interest expense........................   (5,391,854)  (5,372,805)  (5,266,870)
Other income............................      112,130      272,477      170,470
                                          -----------  -----------  -----------
Income from continuing operations before
 income taxes...........................    7,200,357    3,469,763    6,840,748
Income tax expense......................    2,343,165    1,201,094    2,373,584
                                          -----------  -----------  -----------
Income from continuing operations.......    4,857,192    2,268,669    4,467,164
Discontinued operations:
  Loss from discontinued operations (net
   of tax benefits).....................     (327,624)    (266,538)         --
  Loss on disposal of discontinued
   operations, including a provision of
   $267,882 for operating losses (net of
   tax benefits) during phase-out
   period...............................          --    (1,210,788)         --
                                          -----------  -----------  -----------
Net income..............................  $ 4,529,568  $   791,343  $ 4,467,164
                                          ===========  ===========  ===========
Net Income (Loss) per Common Share:
Continuing operations...................  $      0.53  $      0.24  $      0.47
Discontinued operations.................        (0.04)       (0.16)         --
                                          -----------  -----------  -----------
    Net income per common share.........  $      0.49  $      0.08  $      0.47
                                          ===========  ===========  ===========
Weighted average shares and equivalents
 outstanding............................    9,139,122    9,510,898    9,583,139
                                          -----------  -----------  -----------

           See accompanying notes to consolidated financial statements.

               DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

     YEARS ENDED FEBRUARY 28, 1995, FEBRUARY 29, 1996 AND FEBRUARY 28, 1997

                          SERIES A    SERIES B           ADDITIONAL
                         CONVERTIBLE CONVERTIBLE COMMON    PAID-IN    RETAINED
                          PREFERRED   PREFERRED   STOCK    CAPITAL    EARNINGS       TOTAL
Balance at February 28,
 1994...................   $ 5,858     $5,000    $24,129 $10,455,244 $ 5,176,510  $15,666,741
  Exercise of 20,000
   Common Stock options.       --         --         200      39,800         --        40,000
  Stock option
   compensation expense.       --         --         --      262,068         --       262,068
  Net income............       --         --         --          --    4,529,568    4,529,568
                           -------     ------    ------- ----------- -----------  -----------
Balance at February 28,
 1995...................     5,858      5,000     24,329  10,757,112   9,706,078   20,498,377
  Exercise of 500,000
   Series A Preferred
   Stock warrants.......     5,000        --         --    1,495,000         --     1,500,000
  Exercise of 23,196
   Common Stock options.       --         --         232      46,160         --        46,392
  Stock option
   compensation expense.       --         --         --      721,666         --       721,666
  Net income............       --         --         --          --      791,343      791,343
                           -------     ------    ------- ----------- -----------  -----------
Balance at February 29,
 1996...................    10,858      5,000     24,561  13,019,938  10,497,421   23,557,778
  Exercise of 333,332
   Common Stock options.       --         --       3,333         --       (1,499)       1,834
  Stock option
   compensation expense.       --         --         --    2,167,999         --     2,167,999
  Net income............       --         --         --          --    4,467,164    4,467,164
                           -------     ------    ------- ----------- -----------  -----------
Balance at February 28,
 1997...................   $10,858     $5,000    $27,894 $15,187,937 $14,963,086  $30,194,775
                           =======     ======    ======= =========== ===========  ===========



          See accompanying notes to consolidated financial statements.

               DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          YEAR ENDED   YEAR ENDED   YEAR ENDED
                                         FEBRUARY 28, FEBRUARY 29, FEBRUARY 28,
                                             1995         1996         1997
Cash Flows from Operating Activities:
 Net income.............................  $4,529,568   $  791,343   $4,467,164
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Stock option compensation..............     262,068      721,666    2,167,999
 Depreciation...........................     856,642      972,058    1,504,087
 Amortization of goodwill and other
  intangibles...........................   2,617,625    3,035,994    2,877,981
 Write-off of goodwill and other
  intangibles...........................         --     2,071,042          --
 Amortization of debt discount and debt
  acquisition costs.....................     874,095      808,437      763,967
 Abandonment of property and equipment..         --           --       100,059
 Bad debt expense.......................      96,600      179,400      163,501
 Deferred income taxes..................     (38,545)  (1,584,827)     (73,459)
 Changes in assets and liabilities, net
  of effects of acquisitions:
  Accounts receivable...................  (3,573,814)  (3,665,542)  (3,402,378)
  Inventories...........................     688,946   (3,716,416)    (466,906)
  Prepaid and other.....................       2,785     (450,312)     (44,027)
  Note receivable.......................         --      (681,802)     681,802
  Other assets..........................    (611,046)     (40,212)     474,183
  Net assets of discontinued
   operations...........................         --     4,443,438          --
  Accounts payable......................     523,993    6,351,873   (2,859,762)
  Accrued compensation and benefits.....     382,715     (143,499)     459,423
  Other accrued liabilities.............      67,102      (36,072)        (248)
  Accrued liabilities of discontinued
   operations...........................         --       609,600     (514,400)
  Income taxes payable..................  (1,301,468)    (626,413)     778,504
  Other.................................     279,766     (527,564)    (391,044)
                                          ----------   ----------   ----------
   Net cash provided by operating
    activities..........................   5,657,032    8,512,192    6,686,446
                                          ----------   ----------   ----------
Cash Flows from Investing Activities:
 Purchase of property and equipment.....  (1,640,040)  (2,609,252)  (2,125,237)
 Purchase of Symbol verification
  business..............................   (116,378)          --           --
 Purchase of ComTel Metals assets.......         --    (1,083,103)         --
 Proceeds from sale and leaseback of
  ComTel Metals equipment...............         --     1,200,000          --
 Purchase of Pioneer Labels.............         --    (9,577,173)         --
 Proceeds from sale of assets from
  discontinued operations...............         --     3,000,000          --
                                          ----------   ----------   ----------
   Net cash used in investing
    activities..........................   1,756,418   (9,069,528)  (2,125,237)
                                          ----------   ----------   ----------
Cash Flows from Financing Activities:
 Principal payments on debt.............  (4,386,915)  (4,750,000)  (2,750,000)
 Proceeds from issuance of debt.........         --     4,000,000          --
 Principal payments on bank borrowings..         --           --     (433,886)
 Proceeds from issuance of stock........      40,000    1,546,392        1,834
                                          ----------   ----------   ----------
   Net cash provided by (used in)
    financing activities................  (4,346,915)     796,392   (3,182,052)
                                          ----------   ----------   ----------
Increase (decrease) in cash.............   (446,301)      239,056    1,379,157
Cash and cash equivalents at beginning
 of year................................     588,409      142,108      381,164
                                          ----------   ----------   ----------
Cash and cash equivalents at end of
 year...................................  $  142,108   $  381,164   $1,760,321
                                          ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

              DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

                                          YEAR ENDED   YEAR ENDED   YEAR ENDED
                                         FEBRUARY 28, FEBRUARY 29, FEBRUARY 28,
                                             1995         1996         1997
Supplemental Cash Flow Disclosures:
 Income taxes paid......................  $3,507,000   $1,090,000   $2,431,000
 Interest paid..........................   4,715,000    4,680,000    4,320,000

  Supplemental Non-Cash Investing and Financing Information:

    For fiscal years 1995 and 1997, see accompanying notes to the consolidated financial statements for disclosure of non-cash investing and financing activities.

    On June 13, 1995 (fiscal year 1996), the Company purchased substantially all of the property and equipment and Inventory of ComTel Metals, Inc. As a result of the transaction, the Company received net assets of $1,353,912 in exchange for a $270,809 note payable and $1,083,103 in cash.

    On November 3, 1995 (fiscal year 1996), the Company entered into an agreement to sell certain assets related to the discontinued business. The Company received approximately $3,000,000 in cash and an eight-year non-compete agreement for $1,000,000 at closing. The remaining purchase price of approximately $682,000 was paid in November, 1996.




         See accompanying notes to consolidated financial statements.

              DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    YEARS ENDED FEBRUARY 28, 1995, FEBRUARY 29, 1996 AND FEBRUARY 28, 1997

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization and Asset Purchase--DMX International Corporation was formed in July, 1991 for the purpose of acquiring Datamax Corporation. On August 26, 1991, DMX International Corporation purchased 100% of the outstanding stock of Datamax from GTECH Corporation ("GTECH") and commenced operations. Subsequent to February 28, 1995, DMX International Corporation changed its name to Datamax International Corporation (the "Company" or "Datamax").

  On February 26, 1993, the Company raised funds through the issuance of debt and equity securities and purchased substantially all the net assets of Fargo Electronics Inc.'s ("Fargo") bar code printer business (the "Fargo Acquisition"). The following sets forth the sources and uses of funds in connection with the acquisition:

      Sources:
        Debt securities............................................ $46,798,265
        Debt related warrants......................................   2,701,735
        Equity securities..........................................   2,932,992
        Equity related warrants....................................   1,567,008
                                                                    -----------
                                                                    $54,000,000
                                                                    ===========
      Uses:
        Purchase price, including acquisition costs................ $48,002,219
        Line of credit payment.....................................   4,000,000
        Transaction expenses:
          Debt.....................................................   1,691,448
          Equity...................................................      65,916
        Cash for working capital...................................     240,417
                                                                    -----------
                                                                    $54,000,000
                                                                    ===========

  The $49,500,000 of debt security and debt related warrant financing was provided by the State Board of Administration of Florida ("SBA"), The equity for the transaction was provided by SBA, Liberty Investment Partners I ("LIP I") and others. In connection with these transactions, the Company issued warrants to purchase 264,876 shares of Series B Preferred Stock at an exercise price of $3.00 per share and warrants to purchase 3,125,538 shares of Common Stock at an exercise price of $1.50 per share. In accordance with the terms of a warrant agreement, the number of shares subject to the preferred stock and common stock warrants were reduced to 244,657 and 2,886,948, respectively, on May 3, 1995. The value of the debt related warrants and the equity related warrants issued in connection with the Fargo Acquisition was recorded at book value as determined using a standard option pricing model with the remaining value allocated to the common and preferred stock.

  Pursuant to an investment management agreement, Liberty Partners L.P. ("Liberty") invests in debt and equity securities, on behalf of SBA. LIP I is a limited partnership whose majority partners are the principals of Liberty. Effective January 1, 1995, SBA and LIP I contributed their common equity interests into Liberty Partners Holdings I, L.L.C., a Delaware limited liability company of which Liberty is the sole manager. As such, Liberty holds all voting and dispositive power over the common equity securities. In conjunction with the February 26, 1993 debt financing, the Company paid $1,303,000 in debt issue costs to Liberty. Additionally, the Company paid management fees of $120,000 per year in fiscal 1995, 1996, and 1997 to Liberty.

  The Fargo acquisition was accounted for as a purchase and the related net assets were included in the financial statements at their estimated fair value at the date of acquisition. The aggregate purchase price of

              DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

$48,002,219, including fees and expenses, was allocated on the basis of fair values of the assets acquired and the liabilities assumed. The purchase price was allocated as follows:

      Accounts receivable.......................................... $ 3,623,237
      Inventories..................................................   3,599,985
      Prepaid expenses.............................................      28,700
      Property and expenses........................................     263,405
      Goodwill.....................................................  35,576,526
      Other identifiable intangibles...............................   5,600,000
      Liabilities assumed..........................................   (689,634)
                                                                    -----------
                                                                    $48,002,219
                                                                    ===========

  Nature of Business--Datamax designs, manufactures and markets thermal bar code printers, including entry level, mid-range high performance and specialty thermal bar code printers. The Company also manufactures and markets bar code consumables (label and ribbon products) and a line of bar code verifiers. Datamax sells its products exclusively through indirect distribution channels, with a network of systems integrators, distributors, value added resellers and original equipment manufacturers.

  Principles of Consolidation--The accompanying financial statements have been prepared on a consolidated basis to include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts, transactions and unrealized profit have been eliminated in consolidation.

  Cash and Cash Equivalents--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Inventories--Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method.

  Property and Equipment--Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 30 years.

  Goodwill and Other Intangibles--Goodwill is amortized on a straight-line basis over 20 years. Other intangibles are amortized on a straight-line basis over periods ranging from 5 to 10 years. The Company periodically evaluates the recoverability of goodwill and other intangibles and measures any impairment by comparison to estimated undiscounted cash flows from future operations. The factors considered by management in performing this assessment include current operating results, trend and prospects as well as the effects of obsolescence, demand, competition and other economic factors.

  Income Taxes--Income taxes are based on the asset and liability approach. Deferred tax liabilities or assets reflect the impact of temporary differences between amounts of assets and liabilities for financial and tax reporting. Such amounts are subsequently adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is established for any deferred tax asset for which realization is not likely.

  Revenue Recognition--Net sales are comprised of gross sales from shipment of product to customers less product sales returns and allowances. The Company recognizes sales upon shipment to customers. An estimate of the sales returns and allowances is recorded in the period that the related product is shipped.

              DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

  Advertising--Advertising costs are expensed as incurred and amounted to approximately $1,108,000, $1,271,000 and $1,322,000 in fiscal years 1995, 1996 and 1997, respectively,

  Net Income Per Common Share--Net income per common share has been computed using the weighted average number of shares outstanding during each year plus common equivalent shares arising from the effect of convertible preferred stock and the assumed exercise of dilutive common stock warrants and employees' stock options less the number of treasury shares assumed to be purchased from the proceeds using the treasury stock method and the per share market value of the common stock based on independent appraisals. Shares issued within one year of the Company's proposed initial public offering at prices below the offering price have been included in the calculation of weighted average number of common shares for all periods presented in accordance with rules promulgated by the Securities and Exchange Commission. The difference between shares for primary and fully diluted income per share was not significant for any period presented. Accordingly, fully diluted income per share is not presented.

  Reclassifications--Certain prior year amounts have been reclassified to conform with the current year classification.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Research and Development--Research and development costs to develop new products are charged to expense as incurred.

  Recently Issued Accounting Standards--The Financial Accounting Standards Board recently issued Statement No. 128, Earnings Per Share. This statement is effective for the Company's fiscal year ending February 28, 1998 and establishes standards for computing and presenting earnings per share. Applying the provisions of this pronouncement, the Company would have reported Basic EPS and Diluted EPS of approximately $1.60 per share and $.45 per share, respectively, for the fiscal year 1997.

2. OTHER ACQUISITIONS:

  On November 1, 1993, the Company purchased the bar code verification business of Symbol Technologies, Inc. ("Symbol") for $1,000,000 in cash and an obligation related to certain patent rights valued at $1,830,000, representing the estimated future royalty payments due Symbol discounted at 11%, the Company's incremental borrowing rate at such time. The acquisition was accounted for as a purchase and the aggregate purchase price of $2,830,000 was allocated to the fair value of assets acquired as follows:

      Patent rights................................................ $1,830, 000
      Property and equipment.......................................      84,500
      Goodwill.....................................................   1,064,065
      Liabilities assumed..........................................    (148,565)
                                                                    -----------
                                                                    $ 2,830,000
                                                                    ===========

  During fiscal year 1996, based on a reevaluation of the level of business generated by the Symbol acquisition, the Symbol patent and goodwill were deemed to be impaired. As a result, impairment losses of $1,123,775 and $947,267 were recognized on the Symbol patent and goodwill, respectively.

              DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

  On June 13, 1995, the Company purchased substantially all of the property and equipment and inventory of ComTel Metals, Inc., a metal fabrication company in Sanford, Florida, for $1,083,103 in cash and a $270,809 note payable. The acquisition was recorded as a purchase and the aggregate purchase price of $1,353,912 was allocated to the fair value of assets acquired as follows:

      Property and equipment....................................... $1,200,000
      Inventory....................................................    270,809
      Liabilities assumed..........................................   (116,897)
                                                                    ----------
                                                                    $1,353,912
                                                                    ==========

  In connection with such purchase of assets, the Company entered into an agreement with a bank for the sale at fair value and leaseback of the property and equipment. The lease is for a period of five years and has renewal options at projected fair market values. The lease is classified as an operating lease and the book value of the property and equipment of $1,200,000 has been removed from the balance sheet. Rental expense related to this lease is approximately $270,000 annually.

  On February 7, 1996, the Company purchased the common stock of Pioneer Labels, Inc. ("Pioneer"), a manufacturer of consumables in Robinson, Illinois, for $9,577,173. The acquisition was recorded as a purchase, and results of operations from the date of acquisition have been included in the consolidated financial statements. The aggregate purchase price was allocated to the fair value of assets acquired as follows:

      Property and equipment....................................... $1,301,055
      Accounts receivable..........................................  1,243,883
      Inventory....................................................    908,683
      Goodwill.....................................................  8,309,295
      Other assets.................................................    253,675
      Liabilities assumed.......................................... (2,439,418)
                                                                    ----------
                                                                    $9,577,173
                                                                    ==========

  Under the terms of the purchase agreement, the Company paid an additional amount of approximately $935,000 in March 1997, since certain sales and gross profit levels were achieved in fiscal year 1997. The Company may also be required to pay additional contingent consideration not to exceed $1,065,000 in March 1999 if certain sales and gross profit levels are achieved in fiscal year 1998. The $935,000 payment related to results achieved for fiscal year 1997 is reflected in the consolidated financial statements as an addition to goodwill and an increase in other accrued liabilities.

3. INVENTORIES:

  Inventories are summarized below:

                                                            FEBRUARY   FEBRUARY
                                                              29,        28,
                                                              1996       1997
      Raw materials....................................... $7,463,823 $7,214,015
      Work in process.....................................    369,617    152,523
      Finished goods......................................    842,714  1,776,532
                                                           ---------- ----------
                                                           $8,676,154 $9,143,070
                                                           ========== ==========

              DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

4.PROPERTY AND EQUIPMENT:

  Property and equipment are summarized below:

                                                     FEBRUARY 29,  FEBRUARY 28,
                                                         1996          1997
      Building...................................... $   576,568   $   581,970
      Machinery and equipment.......................   3,907,130     5,515,887
      Computer equipment............................   1,639,117     1,988,348
      Furniture and fixtures........................     461,905       480,710
      Leasehold improvements........................     846,102       776,056
                                                     -----------   -----------
                                                       7,430,822     9,342,971
      Less accumulated depreciation.................  (1,715,251)   (3,123,006)
                                                     -----------   -----------
                                                     $ 5,715,571   $ 6,219,965
                                                     ===========   ===========

5. GOODWILL AND OTHER INTANGIBLES:

  Goodwill and other intangibles consist of the following:

                                                     FEBRUARY 29,  FEBRUARY 28,
                                                         1996          1997
      Goodwill...................................... $43,885,821   $44,820,787
      Customer lists................................   5,000,000     5,000,000
      Non-compete and license agreements............   1,294,850     1,233,536
                                                     -----------   -----------
                                                      50,180,671    51,054,323
      Less accumulated amortization.................  (7,221,568)  (10,035,863)
                                                     -----------   -----------
                                                     $42,959,103   $41,018,460
                                                     ===========   ===========

6. NOTES PAYABLE TO STOCKHOLDER:

  Notes payable to SBA consist of:

                                                   FEBRUARY 29,  FEBRUARY 28,
                                                       1996          1997
      Senior Revolving Note, prime plus 1.5%
       (9.75% at February 28, 1997), commitment
       reductions in 3 annual installments in
       December 1998, December 1999, and December
       2000....................................... $ 8,000,000   $ 8,113,085
      Senior Term Note, prime plus 2% (10.25% at
       February 28, 1997), principal payable
       quarterly through December 2000............   6,363,085    29,500,000
      Subordinated Note, prime plus 4%............  26,000,000           --
                                                   -----------   -----------
                                                    40,363,085    37,613,085
      Current portion.............................  (5,000,000)   (4,500,000)
      Unamortized debt issue costs................    (703,406)     (365,726)
      Unamortized debt discount...................  (1,116,929)     (690,642)
                                                   -----------   -----------
                                                   $33,542,750   $32,056,717
                                                   ===========   ===========

  The Senior Term Note agreement requires an additional principal payment to be made no later than 120 days after the end of each fiscal year based on a computation of excess cash flows as defined by the loan agreement. On May 19, 1997, an excess cash flow payment of $827,494 was made for fiscal year 1997. No excess cash flow payment was required for fiscal year 1995 or fiscal year 1996.

              DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

  The Senior Revolving Note and Senior Term Note agreements contain certain restrictive covenants which, among other things, prohibit the payment of any dividends and require the maintenance of minimum interest coverage ratios and a maximum debt-to-equity ratio.

  All the assets of the Company serve as collateral for the Senior Revolving Note and Senior Term Note. Carrying values of the Senior Revolving Note and Senior Term Note are reasonable estimates of fair values since interest rates are based on prevailing market rates.

  In connection with the notes payable to SBA, the Company granted SBA detachable 10-year warrants in February 1993, exercisable into 2,119,008 shares of common stock at $1.50 per share. In accordance with the terms of the warrant agreement, the number of shares under warrant was subsequently reduced to 1,957,252. The fair value of the warrants at the time they were issued was recorded as debt discount, which is amortized using the effective interest method over the remaining term of the Senior Term Note.

  In October 1996, the Notes Payable to Stockholder were restructured to increase the Senior Term Note to $30,000,000, increase the amount available under the Senior Revolving Note to $9,000,000, terminate the Subordinated Note, lengthen the maturities, and amend the restrictive covenants.

  The Company pays an annual commitment fee of 1% on the unused portion of the amount available under the revolver.

  Aggregate maturities of notes payable to stockholder are:

      Fiscal Year
        1998........................................................ $ 4,500,000
        1999........................................................  10,000,000
        2000 .......................................................  11,250,000
        2001........................................................  11,863,085
                                                                     -----------
                                                                     $37,613,085
                                                                     ===========

7. BANK BORROWINGS:

  The Company's Pioneer subsidiary has three bank notes payable which are due on demand; however, they are currently being paid in aggregate monthly installments of approximately $15,000, including interest at annual rates ranging from 8.25% to 9.5%. Since all of the Pioneer debt is payable on demand, it is classified as current. At February 28, 1997, the aggregate balance due on the three notes is $567,116. The notes are collateralized by Pioneer's inventory, accounts receivable, and property and equipment.

  Pioneer has available a bank line of credit for $100,000. At February 28, 1997, no amounts are outstanding under this line.

8. LEASE COMMITMENTS:

  The Company leases certain assets, primarily buildings, under agreements accounted for as operating leases. Total rental expense was approximately $896,000 for the year ended February 28, 1995, $1,179,000 for the year ended February 29, 1996 and $1,155,000 for the year ended February 28, 1997. Future minimum rental payments under leases at February 28, 1997 are as follows:

      Fiscal Year
        1998......................................................... $1,048,878
        1999.........................................................    865,535
        2000.........................................................    490,715
        2001.........................................................    296,806
        2002.........................................................    109,837
                                                                      ----------
                                                                      $2,811,771
                                                                      ==========

               DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

9. INCOME TAXES:

  The components of the Company's deferred tax assets and liabilities from continuing operations are as follows:

                                                           FEBRUARY   FEBRUARY
                                                             29,        28,
                                                             1996       1997
      Deferred tax assets:
        Compensation related to stock options............ $1,173,746 $1,726,524
        Inventory........................................    175,996    211,286
        Goodwill and other intangibles...................    372,413    613,647
        Fixed asset basis differences....................    283,987        --
        Other--net.......................................     43,995   (138,473)
                                                          ---------- ----------
                                                           2,050,137  2,412,984
      Deferred tax liabilities:
        Fixed asset basis differences....................        --     289,388
                                                          ---------- ----------
                                                                 --     289,388
                                                          ---------- ----------
      Net deferred tax assets............................ $2,050,137 $2,123,596
                                                          ========== ==========

  No valuation allowance has been provided for these deferred tax assets at February 29, 1996 and February 28, 1997 since full realization of these assets is expected.

  The provisions (benefits) for income taxes from continuing operations are as follows:

                                               FEBRUARY   FEBRUARY    FEBRUARY
                                                 28,        29,         28,
                                                 1995       1996        1997
      Current:
        Federal.............................. $2,119,990 $2,623,428  $2,754,142
        State................................    200,241    167,453     320,127
                                              ---------- ----------  ----------
                                               2,320,231  2,790,881   3,074,269
      Deferred:
        Federal..............................     11,990 (1,494,400)   (601,857)
        State................................     10,944    (95,387)    (98,828)
                                              ---------- ----------  ----------
                                                  22,934 (1,589,787)   (700,685)
                                              ---------- ----------  ----------
                                              $2,343,165 $1,201,094  $2,373,584
                                              ========== ==========  ==========

  The components of deferred income tax expense (benefit) from continuing operations are as follows:

                                       FEBRUARY 28, FEBRUARY 29,  FEBRUARY 28,
                                           1995         1996          1997
      Compensation related to stock
       options........................  $ (89,252)  $  (265,570)   $(777,311)
      Inventory reserve...............    (14,647)     (255,620)    (115,308)
      Goodwill and other intangibles..    131,114       621,340      148,509
      Fixed asset basis differences...    113,730      (426,885)     146,287
      Other--net......................   (118,011)      (20,372)    (102,862)
                                        ---------   -----------    ---------
                                        $  22,934   $(1,589,787)   $(700,685)
                                        =========   ===========    =========

              DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

  A reconciliation of the effective income tax rate and the statutory federal income tax rate for taxes on income from continuing operations are as follows:

                                        FEBRUARY 28, FEBRUARY 29, FEBRUARY 28,
                                            1995         1996         1997
      Statutory federal income tax
       rate............................     34.0%        34.0%        34.0%
      State taxes......................      1.8          3.4          2.5
      Research and development credit..     (3.1)        (5.3)        (1.9)
      Other............................     (0.2)         2.5          0.1
                                            ----         ----         ----
      Effective income tax rate........     32.5%        34.6%        34.7%
                                            ====         ====         ====

10. CAPITAL STOCK:

  The Company has three classes of stock outstanding, Series A preferred stock, Series B preferred stock and Common Stock.

  In September 1995, the Company amended and restated its certificate of incorporation to increase the number of authorized shares of Common Stock to 37,149,325, to effectuate a 2-for-1 split of its Common Stock and to authorize 1,000,000 shares of undesignated preferred stock, each with a par value of $0.01 per share. Any dividends, preferences or conversion terms for the additional classes of preferred stock will be determined by the Board of Directors. All share and per share amounts have been retroactively adjusted to give effect to the stock split.

  The Company has authorized 1,085,799 shares of Series A preferred stock, $0.01 par value per share, for issuance. Each share of Series A preferred stock is convertible into 2 shares of Common Stock (subject to adjustment in the event of future dilution) and has voting rights equal to the voting rights of the Common Stock into which it is convertible. The liquidation value of each share of Series A preferred stock is $1.70, increased at the rate of 9% per annum to the date of payment, plus an amount equal to all declared but unpaid dividends.

  The Company has authorized 764,876 shares of Series B preferred stock, $0.01 par value per share, for issuance. Each share of Series B preferred stock is convertible into 2 shares of Common Stock (subject to adjustment in the event of future dilution) and has voting rights equal to the voting rights of the Common Stock into which it is convertible. The liquidation value of each Series B preferred stock is $4.00, increased at the rate of 9% per annum to the date of payment, plus an amount equal to all declared but unpaid dividends.

  Each share of both Series A and Series B preferred stock automatically shall be converted into Common Stock in a ratio of 2 to 1 upon a public offering of the Common Stock of the Company.

11. STOCK OPTIONS:

  The DMX International Corporation 1991 Stock Option Plan provides for the granting of either non-qualified or incentive stock options to purchase a maximum of 2,108,756 shares of Common Stock to directors and key employees. In September 1995, the Company adopted the Datamax International Corporation 1996 Long-Term Performance Incentive Plan providing for the awarding of either stock options (non-qualified or incentive), stock appreciation rights, restricted stock or performance grants to select employees and other key individuals who perform services for the Company for not more than an aggregate of 500,000 shares of Common Stock. Under both option plans, the Board of Directors has discretion over the types of awards granted, terms, vesting, performance objectives, and the employees and key individuals to whom awards are granted. Incentive stock options generally expire five years from the date they are granted; options vest over service periods that range from one to five years.

              DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

  The following table summarizes information about stock option activity for the three fiscal years ended February 28, 1997:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                                         PRICE
                                                             NUMBER OF    PER
                                                              OPTIONS    SHARE
      Options outstanding February 28, 1994................. 1,675,668   $1.53
        Granted.............................................   191,500   $5.42
        Exercised...........................................   (20,000)  $2.00
        Forfeited...........................................   (94,884)  $5.12
                                                             ---------
      Options outstanding February 28, 1995................. 1,752,284   $1.75
        Granted.............................................       --      --
        Exercised...........................................   (23,196)  $2.00
        Forfeited...........................................    (9,900)  $3.42
                                                             ---------
      Options outstanding February 29, 1996................. 1,719,188   $1.74
        Granted.............................................   360,000   $6.03
        Exercised...........................................  (333,332)  $0.01
        Forfeited...........................................   (37,600)  $4.61
                                                             ---------
      Options outstanding February 28, 1997................. 1,708,256   $2.92
                                                             =========

  The following table summarizes information about stock options outstanding at February 28, 1997:

               OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
------------------------------------------------------     ---------------------------
                                             WEIGHTED                      WEIGHTED
                               WEIGHTED       AVERAGE                       AVERAGE
 RANGE OF                       AVERAGE      EXERCISE                      EXERCISE
 EXERCISE        NUMBER        REMAINING       PRICE         NUMBER          PRICE
  PRICES       OUTSTANDING     LIFE (1)      PER SHARE     EXERCISABLE     PER SHARE
   $0.01          384,234         1.1          $0.01          333,334        $0.01
   $2.00          708,322         1.3          $2.00          563,922        $2.00
$5.37-$6.03       615,700         3.6          $5.79          104,200        $5.75
                ---------                                   ---------
                1,708,256                                   1,001,456
                =========                                   =========

---------------------
(1) Average remaining contractual life in years.

  The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, but continues to account for stock compensation costs in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. All stock options granted in fiscal years 1995 and 1997 were granted at an exercise price equal to the fair value of the shares at the date of grant. No options were granted in fiscal year 1996. Certain stock options granted in previous fiscal years were extended in fiscal year 1997, resulting in the recognition of additional stock compensation expense of $2,167,999. Stock option compensation expense recognized in fiscal years 1995 and 1996 relates to the time vesting of non-qualified options granted in fiscal year 1994. The weighted-average fair value of the options granted during fiscal year 1997 was $2.74 per share. Had compensation cost been determined based on the fair value of options at their grants dates in accordance with SFAS No. 123, net income would have been reduced by $201,500 or $0.02 per share in fiscal 1997.

              DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

  The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions for fiscal year 1997:

  (a)an average discount rate of 6.62%

  (b)volatility of 40% based on volatility of a comparable group of companies

  (c)average expected option life of 5 years

12. EMPLOYEE BENEFIT AND INCENTIVE PLANS:

  The Company sponsors a tax-deferred 401(k) defined contribution savings and profit sharing plan which cover substantially all employees who meet minimum service requirements. In general, the Company matches certain percentages of employee deferrals to the plans and, at the discretion of the Board of Directors, makes annual profit sharing contributions.

  Amounts charged to expense related to the 401(k) plan for the years ended February 28, 1995, February 29, 1996 and February 28, 1997 totalled approximately $573,500, $375,000 and $422,000, respectively.

13. MAJOR CUSTOMERS/EXPORT SALES:

  The Company sells its principal products to a large number of systems integrators, distributors, original equipment manufacturers and value added resellers. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial conditions and does not generally require collateral.

  In fiscal year 1995, there were sales to two major customers, Intermec Corporation ("Intermec") and Unimark, Inc. ("Unimark"), that exceeded 10% of total net sales. Sales to these customers were approximately: Intermec $6,517,000 (11%), Unimark $6,283,000 (11%). No individual customer exceeded 10% of net sales in fiscal year 1996 or fiscal year 1997.

  Export sales for fiscal years 1995, 1996 and 1997 were approximately $15,255,000 (27% of net sales), $20,288,000 (30% of net sales) and $29,817,000
(31% of net sales), respectively. These sales were principally to customers in European and Asian/Pacific countries. No individual export country exceeded 10% of net sales for the periods above.

14. DISCONTINUED OPERATIONS:

  In September 1995, the Company adopted a plan to dispose of its airline ticket and boarding pass printer business ("ATB Business") through the sale of certain assets and the liquidation of the balance of the net assets. The Company's consolidated financial statements and notes thereto have been reclassified to reflect the discontinuance of this business.

  On November 3, 1995, the Company sold certain equipment, inventory and intellectual property related to the ATB Business. In conjunction with the sale of the ATB Business, the Company entered into a transitional services agreement that required the Company to manufacture certain products related to the ATB Business at cost plus 10%, to provide certain facilities and personnel, for which the Company was reimbursed at cost, and to facilitate the transfer of technical, marketing and manufacturing information. The Company received $3,000,000 in cash and an eight-year non-compete agreement for $1,000,000, payable $125,000 per year, at closing, and the remaining purchase price of approximately $682,000 was paid in cash in November, 1996.

  The results of the ATB Business have been reported separately as a component of discontinued operations in the Consolidated Statements of Income.

              DATAMAX INTERNATIONAL CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

  The summarized results of the discontinued operations are as follows:

                                           YEAR ENDED    YEAR ENDED    YEAR ENDED
                                          FEBRUARY 28,  FEBRUARY 29,  FEBRUARY 28,
                                              1995          1996          1997
      Net sales.........................  $27,854,408   $18,265,266       $--
                                          ===========   ===========       ====
      Loss from operations before income
       tax benefits.....................  $  (509,524)  $  (427,144)      $--
      Income tax benefits...............      181,900       160,606        --
                                          -----------   -----------       ----
      Net loss from discontinued
       operations.......................  $  (327,624)  $  (266,538)      $--
                                          ===========   ===========       ====

15. EMPLOYMENT AGREEMENT

  In April 1996, the Company entered into a management agreement with a management consulting firm of which the Company's current Chief Executive Officer ("CEO") was a principal member. During fiscal 1997, the consulting firm was paid a total of $775,000 under this agreement. In February 1997, the Company's current CEO became an employee of the Company under an employment agreement pursuant to which he is paid an annual salary of $500,000 plus a signing bonus of $100,000 and an additional annual bonus of up to $150,000 to be determined based on the Company's performance. The Company's agreement with the management consulting firm also required the Company to pay $175,000 to the firm upon employing the Company's current CEO.

16. SUBSEQUENT EVENTS (UNAUDITED)

  During May 1997, the Company is expected to file a registration statement with the Securities and Exchange Commission for an initial public offering of shares of Common Stock by the Company (the "Offering").

  In connection with the proposed Offering, the Company's board approved an Employee Stock Purchase Plan which will permit employees of the Company to purchase Common Stock at 85% of fair market value through payroll deductions. An aggregate of 500,000 shares of Common Stock will be reserved for issuance under the Stock Purchase Plan.

  In May 1997, the Company increased the number of shares reserved for issuance under the 1996 Long-Term Performance Incentive Plan to 1,000,000 shares and granted options to purchase an additional 100,000 shares under the Plan.

               [GRAPHIC DEPICTING THE COMPANY'S PRODUCT FAMILIES]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUB-SEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGIS-TERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO BUY, OR SOLICITATION OF, ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAW-FUL.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................
Risk Factors..............................................................
The Company...............................................................
The Offering Related Transactions.........................................
Use of Proceeds...........................................................
Dividend Policy...........................................................
Dilution..................................................................
Capitalization............................................................
Selected Historical and Pro Forma Financial and Other Data................
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................
Business..................................................................
Management................................................................
Principal and Selling Stockholders........................................
Certain Relationships and Related Transactions............................
Description of Capital Stock..............................................
Shares Eligible for Future Sale...........................................
Underwriting..............................................................
Legal Matters.............................................................
Experts...................................................................
Additional Information....................................................
Index to Consolidated Financial Statements................................  F-1

                               ----------------

  UNTIL   , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      SHARES

                                     LOGO
           [LOGO OF DATAMAX INTERNATIONAL CORPORATION APPEARS HERE]

                             DATAMAX INTERNATIONAL
                                  CORPORATION

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                         DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                             THE ROBINSON-HUMPHREY
                                 COMPANY, INC.

                                         , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is a statement of estimated expenses of the issuance and distribution of the securities being registered other than underwriting compensation:

      Securities and Exchange Commission Registration Fee.............. $22,727
      NASD Filing Fee..................................................    *
      Nasdaq Original Listing Fee......................................    *
      Blue Sky Fees and Expenses
       (including attorneys' fees and expenses)........................    *
      Printing and Engraving Expenses..................................    *
      Transfer Agent's Fees and Expenses...............................    *
      Accounting Fees and Expenses.....................................    *
      Legal Fees and Expenses..........................................    *
      Miscellaneous Expenses...........................................    *
                                                                        -------
          Total........................................................ $   *
                                                                        =======

---------------------
   *To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  The Company's Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by
Section 145.

  In that regard, the Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification in connection with an action or suit by or in the right of such corporation to procure a judgment in its favor is limited to payment of expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action or suit except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the indemnifying corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  The Company has in effect insurance policies covering all of the Company's directors and officers in certain instances where by law they may not be indemnified by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The Company has issued options to purchase an aggregate of shares of Common Stock pursuant to its 1991 Stock Option Plan and 1996 Stock
Plan,           of which have been exercised.

  The Company has not sold any unregistered securities, other than those described above, in the last three years. All of the sales described above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof, as transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS.

      *1.1     Form of Underwriting Agreement.
      *3.1     Amended and Restated Certificate of Incorporation of the Compa-
               ny.
      *3.2     Bylaws of the Company.
      *4.1     Form of certificate representing shares of Common Stock of the
               Company.
      *5.1     Opinion of Kirkland & Ellis with respect to legality.
     *10.1     DMX International Corporation 1991 Stock Option Plan.+
     *10.2     DMX International Corporation Profit Sharing Plan.+
     *10.3     Datamax International Corporation 1996 Long-Term Performance
               Incentive Plan.+
     *10.4     Datamax International Corporation Employee Stock Purchase
               Plan.+
     *10.5     Employment Agreement dated February 23, 1997, between Datamax and Marvin A. Davis.+
     *10.6     Nonqualified Stock Option Agreement, dated September 12, 1996, between the Company and Marvin A. Davis.+
     *10.7     Employment Agreement between Datamax Corporation and Thomas E.
               Turner.+
     *10.8     Incentive Stock Option Agreement, dated May 10, 1993, between the Company and Thomas E. Turner.+

     *10.9     Second Amended and Restated Stock Option Agreement, dated July
               16, 1993, between the Company and Robert L. Wohlers.+
     *10.10    Confidentiality, Consulting and Noncompete Agreement, dated
               April 25, 1996, between the Company and Robert C. Strandberg.+
     *10.11    Stockholders Agreement, dated February 26, 1993, among the Com-
               pany and certain of its stockholders.
     *10.12    Form of Termination Agreement among the Company and certain of its stockholders.
     *10.13    Registration Agreement, dated February 26, 1993, among the Com-
               pany and certain of its stockholder, together with certain joinder agreements thereto.
     *10.14    Form of Agreement Regarding Director Nominations, dated
                , 1995, among the Company and Liberty Holdings.
     *10.15    Stock Purchase Agreement, dated February 7, 1996, by and among the Company, Pioneer Labels, Inc. and the stockholders of Pio-
               neer Labels, Inc.
     *10.16    Agreement of Purchase and Sale of Assets, dated November 3,
               1995, between the Company and Unimark, Inc.
     *10.17    Transition Services Agreement, dated November 3, 1995, between the Company and Unimark, Inc.
     *10.18    Noncompetition Agreement, dated November 3, 1995, among the
               Company, Robert L. Wohlers, G. William Hartman, Jr., Robert C.
               Strandberg and Unimark, Inc.
     *10.19    Lease, dated January 27, 1989, between John Hancock Mutual Life
               Insurance Company and Datamax, together with certain amendments thereto.
     *21.1     Subsidiaries of the Company.
     *23.1     Consent of Kirkland & Ellis (included in opinion filed as Ex-
               hibit 5.1).
      23.2     Consent of Coopers & Lybrand L.L.P.
     *24.1     Power of attorney (included on signature page).

---------------------
*To be filed by amendment
+Management contract or compensation plan or arrangement

  (b) FINANCIAL STATEMENT SCHEDULES.

  No schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are required under the related instructions, as they are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to every purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ORLANDO, STATE OF FLORIDA, ON MAY 30, 1997.

                                          Datamax International Corporation

                                                    /s/ Marvin A. Davis
                                          By: _________________________________
                                             Marvin A. Davis, Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS MARVIN A. DAVIS, CARL E. RING, JR. AND PETER D. ORR AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY OR ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS FILED PURSUANT TO RULE 462(B) OF THE SECURITIES ACT OF 1933, AS AMENDED) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR THEIR OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

                                  *  *  *  *

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT AND POWER OF ATTORNEY HAVE BEEN SIGNED ON MAY 30, 1997, BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------

          /s/ Marvin A. Davis               Director, Chairman of the Board and Chief
___________________________________________   Executive Officer (principal executive
              Marvin A. Davis                 officer)


         /s/ T. Michael Janney              Chief Financial Officer (principal
___________________________________________   accounting and financial officer)
             T. Michael Janney

          /s/ Peter E. Bennett              Director
___________________________________________
             Peter E. Bennett

          /s/ Donald H. Gately              Director
___________________________________________
             Donald H. Gately

         /s/ Carl E. Ring, Jr.              Director
___________________________________________
             Carl E. Ring, Jr.

          /s/ Thomas E. Turner              Director
___________________________________________
             Thomas E. Turner

          /s/ Robert A. Spann               Director
___________________________________________
              Robert A. Spann

          /s/ Jeffrey A. Weber              Director
___________________________________________
             Jeffrey A. Weber

         /s/ Robert L. Wohlers              Director
___________________________________________
             Robert L. Wohlers
